UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Titan International, Inc.
2701 Spruce Street•    Quincy, Illinois 62301
___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:  May 12, 2011

To Titan Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Titan International, Inc., an Illinois corporation (“Titan” or the “Company”), to be held on Thursday, May 12, 2011, at 11:00 a.m. Eastern Time, at The Henry, 300 Town Center Drive, Dearborn, Michigan, 48126, to consider and act upon the following matters:

1)	To elect Richard M. Cashin Jr., Albert J. Febbo and Mitchell I. Quain as directors to serve for three-year terms and until their successors are elected and qualified;

2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2011;

3)
To approve an amendment to the Titan International, Inc. 2005 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance by 2.1 million shares and to make a technical amendment;

4)	To approve a non-binding advisory resolution on executive compensation;

5)	To recommend, by non-binding advisory vote, the frequency of holding an advisory vote on executive compensation; and

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Titan’s board of directors has fixed the “record date” to be the close of business on March 15, 2011.  Only those stockholders whose names appear of record at the Company’s close of business on March 15, 2011, as holders of record of Titan common stock, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.  With this Proxy Statement, a copy of Titan’s Annual Report including Form 10-K for year ended December 31, 2010, is enclosed for your information.

All stockholders are invited to attend the Annual Meeting.  Stockholders can help the Company avoid unnecessary costs and delay by completing and promptly returning the enclosed proxy card.  Alternatively, you may authorize a proxy by using telephone or Internet options as instructed on the proxy card.  If you vote by telephone or Internet, you do not need to mail back your proxy card.  The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Meeting Attendance:  Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

Please Vote:  Every stockholder’s vote is important.  Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States.  Telephone and Internet voting are also offered.

By Order of the Board of Directors,

/s/ CHERI T. HOLLEY
Quincy, Illinois	Cheri T. Holley
March 28, 2011	Secretary

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	Cover
General Matters	1
Voting Procedures	1
Proposal #1 – Election of Mr. Cashin, Mr. Febbo and Mr. Quain as Directors	4
Proposal #2 – Ratification of Independent Registered Public Accounting Firm	5
Proposal #3 – To Approve an Amendment to the Titan International, Inc. 2005 Equity Incentive Plan to Increase the Number of Shares of Common Stock Reserved for Issuance by 2.1 Million Shares and to Make a Technical Amendment	6
Proposal #4 – To Approve a Non-Binding Advisory Resolution on Executive Compensation	11
Proposal #5 – To Recommend, by Non-Binding Advisory Vote, the Frequency of Holding an Advisory Vote on Executive Compensation	12
Other Business	12
Audit and Other Fees	13
Report of the Audit Committee	14
Directors Continuing in Office	15
Compensation of Directors	16
Committees and Meetings of the Board of Directors	17
Board Leadership Structure	18
Board Diversity Process	19
Compensation Discussion and Analysis	20
Compensation of Executive Officers	29
Report of the Compensation Committee	32
Corporate Governance	33
Report of the Nominating/Corporate Governance Committee	34
Security Ownership of Certain Beneficial Owners and Management	35
Section 16(a) Beneficial Ownership Reporting Compliance	36
Related Party Transactions	36
Stockholder Proposals	36
Householding Information	37
Cost of Proxy Solicitation	37

Table of Contents

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date:  May 12, 2011

GENERAL MATTERS

This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (“Titan” or the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 12, 2011, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting.  This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about March 28, 2011.  Although the Company’s Annual Report to Stockholders including Form 10-K for year ended December 31, 2010, is being mailed with the Proxy Statement, it is not part of the proxy soliciting material.

VOTING PROCEDURES

Qualifications to Vote
Holders of shares of common stock of the Company (“Common Stock”) at the close of business on March 15, 2011, (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting.

Shares Entitled to Vote
On the Record Date of March 15, 2011, there were 42,007,082 shares of Titan’s Common Stock outstanding which will be entitled to vote at the Annual Meeting.

Votes per Share
Holders of Titan’s Common Stock (the “Common Stockholders”) are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Proposals Requiring Vote
To consider and act upon the following matters:

✓ Proposal #1: Election of Mr. Cashin, Mr. Febbo and Mr. Quain as directors,

✓ Proposal #2:  Ratification of independent registered public accounting firm of PricewaterhouseCoopers LLP,

✓ Proposal #3:  To approve an amendment to the Titan International, Inc. 2005 Equity Incentive Plan to Increase the number of shares of common stock reserved for issuance by 2.1 million shares and to make a technical amendment,

✓ Proposal #4:  To approve a non-binding advisory resolution on executive compensation,

✓ Proposal #5:  To recommend, by non-binding advisory vote, the frequency of holding an advisory vote on executive compensation,

and such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Time and Place
The Annual Meeting of Stockholders of Titan International, Inc., an Illinois corporation, will be held on Thursday, May 12, 2011, at 11:00 a.m. Eastern Time, at The Henry, 300 Town Center Drive, Dearborn, Michigan, 48126.

Attendance for Annual Meeting
Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the Record Date of March 15, 2011, must be presented, in addition to valid photo identification.

VOTING PROCEDURES (continued)

Voting by Proxy
Stockholders are asked to complete and promptly return the enclosed proxy card by mail or authorize a proxy by using telephone or Internet options as instructed on the proxy card.  If you vote by telephone or Internet, you do not need to mail back your proxy card.

Recommendations by Board of Directors
The Board of Directors unanimously recommend that you vote FOR all the following proposals:

Proposal #1:  Election of Mr. Cashin, Mr. Febbo and Mr. Quain as directors,

Proposal #2:  Ratification of independent registered public accounting firm of PricewaterhouseCoopers LLP,

Proposal #3:  To approve an amendment to the Titan International, Inc. 2005 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance by 2.1 million shares and to make a technical amendment,

Proposal #4:  To approve a non-binding advisory resolution on executive compensation.

The Board of Directors unanimously recommends that you vote 1 YEAR on the following proposal:

Proposal #5:  To recommend, by non-binding advisory vote, the frequency of holding an advisory vote on executive compensation.

Quorum for Annual Meeting
Common Stockholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting.  The presence, in person or by properly executed proxy, of the Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.  Abstentions and “broker non-votes” (in cases when a broker has delivered a proxy that does not have authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

Procedures
All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR the Proposal #1, #2, #3 and #4, for 1 YEAR for Proposal #5, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting.  The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Vote Required to Approve Proposals

Proposal #1:
The votes of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of Mr. Cashin, Mr. Febbo and Mr. Quain as directors.

Proposal #2:
Ratification of the independent registered public accounting firm PricewaterhouseCoopers LLP, requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #3:
Approval of the amendment to the 2005 Equity Incentive Plan requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #4:
The non-binding advisory vote on executive compensation will be deemed to be approved if Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting vote in favor of the resolution.

Proposal #5:	The time period of one, two, or three years which receives the most votes will be the frequency of advisory votes on executive compensation that Common Stockholders recommend.

VOTING PROCEDURES (continued)

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved, and so are equivalent to votes against a proposal (other than the election of directors).  Broker non-votes will have no impact on the outcome of any of the matters to be considered at the Annual Meeting.

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted.  Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation and proxy bearing a later date or by voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy.  Any written notice revoking a proxy should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301.

Cost of Proxy Solicitation
The costs of solicitation of proxies will be borne by the Company.  It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

Company’s Transfer Agent
BNY Mellon Shareowner Services                                             Physical address:
P.O. Box 358015                                                             480 Washington Blvd.
Pittsburgh, PA 15252-8015                                                          Jersey City, NJ 07310-1900

Stockholder Information: (877) 237-6882                                Agent web site:  www.bnymellon.com/shareowner/isd

Common Stock Data
Titan’s common stock is listed and traded on the New York Stock Exchange under the symbol TWI.

Vote Tabulation
Broadridge Investor Communication Services will judge the voting and be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K.

Please Vote
Every stockholder’s vote is important.  Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States.  Telephone and Internet voting are also offered.

Directions
You are cordially invited to attend Titan’s annual meeting of stockholders on May 12, 2011 at 11:00 a.m. Eastern Time.  The meeting will be held at The Henry in Dearborn, Michigan.  The Henry is located at 300 Town Center Drive, Dearborn, Michigan, 48126.  You may call The Henry at (313) 441-2000 for further direction information.

Proxy Notice

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be held on May 12, 2011.

This Notice of Annual Meeting of Stockholders and Proxy Statement are available at the Company’s website:  www.titan-intl.com.

✓ PROPOSAL #1  -  Election of Richard M. Cashin Jr., Albert J. Febbo and Mitchell I. Quain as Class II Directors

The Board of Directors recommends that stockholders vote FOR Richard M. Cashin Jr., Albert J. Febbo and Mitchell I. Quain as Class II Director nominees standing for election to serve until the 2014 Annual Meeting.

The Company’s Bylaws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III.  Each director is elected for a three-year term and the term of each Class expires in a different year.  With the exception of Mr. Akers and the Chairman & Chief Executive Officer (Mr. Taylor), all directors are independent as defined in the New York Stock Exchange listing standards.  The Nominating/Corporate Governance Committee recommended to the Board of Directors that Richard M. Cashin Jr., Albert J. Febbo and Mitchell I. Quain stand for election as Class II directors to serve until the 2014 Annual Meeting.  The Board has put forth the slate of nominees consisting of Richard M. Cashin Jr., Albert J. Febbo and Mitchell I. Quain to stand for election at the 2011 Annual Meeting.  Mr. Cashin, Mr. Febbo and Mr. Quain are each current directors of the Company.  Each of the nominees has consented to serve as a director if elected.

In the unexpected event that a nominee for director becomes unable to serve before the Annual Meeting, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be appointed by the Company’s existing Board of Directors, as recommended by the Nominating/Corporate Governance Committee.  The following is a brief description of the business experience of each nominee for at least the past five years.

Richard M. Cashin Jr.
Mr. Cashin is Managing Partner of One Equity Partners LLC, which manages multi-billion dollar investments and commitments in direct private equity transactions for JP Morgan, where he is a member of the Executive Committee.  Prior to that time, Mr. Cashin was president of Citicorp Venture Capital, Ltd., where he was employed from 1980 to 2000.  Mr. Cashin is also a trustee for the Boys Club of New York, American University in Cairo, Central Park Conservancy, Jazz at Lincoln Center, Brooklyn Museum, the National Rowing Foundation (Chairman),  TOUCH Foundation, and is co-Chairman of the New York City Investment Fund.  Mr. Cashin, who is 57 years old, became a director of the Company in 1994.  Mr. Cashin serves on following committees:  Nominating/Corporate Governance (Chairman) and Compensation Committee.  Mr. Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations that enhances the Board of Director’s overall qualifications.  Mr. Cashin’s experience with large mergers and acquisitions especially contributes to Titan’s overall long-range plan.

Albert J. Febbo
Mr. Febbo retired from GE after 30 years; 18 years in sales and marketing leadership roles in GE’s U.S. and Europe plastics business, and 12 years as a corporate officer leading the GE automotive and corporate marketing teams.  He recently launched and is a partner in BOOMVOTE.COM, a social networking internet business.  Mr. Febbo, who is 71 years old, became a director of the Company in 1993.  Mr. Febbo serves on the following committees: Audit (Chairman), Compensation and Nominating/Corporate Governance.  Mr. Febbo possesses particular knowledge and experience in sales, distribution, marketing and leadership in global organizations that enhances the Board of Director’s overall qualifications.  Mr. Febbo’s tenure at such a large and complex organization as General Electric affords him valuable perspective as Titan expands and changes.  Mr. Febbo’s marketing experience in the plastics and automotive industries is a major contribution to the Company’s long-range planning.

Mitchell I. Quain
Mr. Quain is a partner at One Equity Partners LLC, a private equity firm.  Previously, Mr. Quain spent four years with ABN AMRO Incorporated, most recently as Vice Chairman, and 22 years at Schroder & Co., Inc.  Mr. Quain serves as a director and board chairman of Magnetek, Inc. and is a director of Hardinge, Inc. and Heico, Inc., as well as a number of private companies.  He is also Chairman Emeritus of the Board of Overseers of the University of Pennsylvania’s School of Engineering and Applied Sciences and served on the University’s Board of Trustees and the executive committee of Penn Medicine.  Mr. Quain, who is 59 years old, became a director of the Company in 1999.  Mr. Quain meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards.  Mr. Quain serves on the following committees: Compensation (Chairman), Audit and Nominating/Corporate Governance.  Mr. Quain possesses particular knowledge and experience in accounting, finance, capital structure and acquisitions that enhances the Board of Director’s overall qualifications.  Mr. Quain’s banking background, combined with his academic knowledge, allows him to help guide the Company in significant financial and accounting matters.

 ✓  PROPOSAL #2  -  Ratification of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP

The Board of Directors recommends that stockholders vote FOR its selection of the independent registered public accounting firm, PricewaterhouseCoopers LLP, to audit the consolidated financial statements of the Company and its subsidiaries for 2011.

PricewaterhouseCoopers LLP has served the Company as the independent registered public accounting firm during the year ended December 31, 2010, and has been selected by the Audit Committee to serve as the independent registered public accounting firm for the present year of 2011.  If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the 2012 audit year.  PricewaterhouseCoopers LLP has served the Company since 1983.

A representative from PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders in attendance.

✓ PROPOSAL #3  -  To Approve an Amendment to the Titan International, Inc. 2005 Equity Incentive Plan to Increase the Number of Shares of Common Stock Reserved for Issuance by 2.1 Million Shares and to Make a Technical Amendment

The Board of Directors recommends that stockholders vote FOR approval of an amendment to the Titan International, Inc. 2005 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance by 2.1 million shares and to make a technical amendment.

Description of the Amendment
The Company is asking stockholders to approve an amendment to the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) to increase by 2.1 million the number of shares of Common Stock reserved for issuance under the Incentive Plan, to a total of 4.2 million shares, and to make a technical amendment to comply with federal income tax regulations, as described in the following paragraph.

Section 4(e)(vii) of the Incentive Plan provides that notwithstanding anything to the contrary set forth in the Incentive Plan, upon or in anticipation of any change in control, the Board of Directors may, in its sole and absolute discretion and without the need for the consent of any participant, to the extent that the change in control also qualifies as a “change in control event” described in Q&A-11 of IRS Notice 2005-1, cancel any restricted stock unit held by a participant affected by the change in control in exchange for cash and/or other substitute consideration with a value equal to (a) the number of restricted stock units, multiplied by (b) the fair market value per share on the date of the change in control. The term “change of ownership” due to a “change in control event” is now described in Section 1.409A-3(i)(5) of the federal income tax regulations. The proposed amendment to the Incentive Plan substitutes “Treas. Reg. §1.409A-3(i)(5)” for “Q&A-11 of IRS Notice 2005-1” in Section 4(e)(vii) of the Incentive Plan.

If this proposal is approved, it will be effective immediately. No other amendments to the Incentive Plan are proposed.

Reasons for the Amendment
The Board of Directors believes that equity incentives, including stock options, are an important incentive for attracting, retaining and motivating employees of the Company and its affiliates, directors of the Company, and consultants and other persons who provide substantial services to the Company and its affiliates, through the opportunity of equity participation. In the view of the Board of Directors, equity incentives uniquely focus the attention of such persons on the Company’s goal of increasing shareholder value, since equity incentives only provide a reward to the extent that the stock price increases. The Board of Directors further believes that grants of equity incentives have been a key element in the Company’s growth. The amendment to increase the number of shares of Common Stock reserved for issuance under the Incentive Plan is intended to enable the Company to continue to have an adequate number of shares of Common Stock available for equity incentives. The reason for the technical amendment is to comply with the requirements of the federal income tax regulations.

As of March 15, 2011, 722,782 shares of Common Stock remained available for the grant of awards under the Incentive Plan. Based on the number of shares remaining under the Incentive Plan, and the number of shares anticipated to be needed for the granting of options to attract and retain key employees and other personnel, sufficient shares are not expected to be available for the grant of equity incentives without increasing the number of shares available under the Incentive Plan.  On March 15, 2011, the closing sale price for the Common Stock was $23.66 per share.

Although the Company cannot currently determine the number of equity incentives that may be granted in the future to the directors and executive officers of the Company, each of the Company’s directors and executive officers has an interest in the approval of the amendment to the Incentive Plan insofar as they are eligible recipients of awards under the Incentive Plan.

Summary of the Incentive Plan
Titan proposes amending the Incentive Plan. If Proposal #3 is approved by the stockholders, a total of 4.2 million shares of Common Stock would be reserved for issuance under the Incentive Plan and a technical amendment would be made to comply with federal income tax regulations. The Incentive Plan is qualified in its entirety by reference to the full text of the plan itself as proposed to be amended, a copy of which is attached as Appendix A to the Proxy Statement. The Board first approved the Incentive Plan on December 6, 2004, subject to stockholder approval, which was received on May 19, 2005. The Board approved the proposed amendment to the Incentive Plan on November 13, 2010, subject to stockholder approval.

Purposes
The purposes of the Incentive Plan of Titan International, Inc. are (i) to advance the interests of the Company and its stockholders by providing a means to attract, retain, and reward employees of the Company and its affiliates, directors of the Company, and consultants and other persons who provide substantial services to the Company and its affiliates, (ii) to link compensation to measures of the Company’s performance in order to provide additional incentives to such persons for the creation of stockholder value, and (iii) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders.

Eligibility
All employees, directors, consultants and service providers of the Company or any of its affiliates are eligible to receive awards under the Incentive Plan. Generally, the Board selects the specific individuals who will receive awards. Awards under the Incentive Plan may be grants of options, restricted stock, restricted stock units, performance awards, or any combination of any of them. Stock options granted under the Incentive Plan may be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (the “Code”), or “non-qualified stock options.” A non-qualified stock option is a stock option that fails to meet the criteria for an incentive stock option. However, only employees of the Company or its affiliates are eligible to be granted incentive stock options. While the specific individuals to whom awards will be made in the future cannot be determined at this time, it is anticipated that currently all of the members of the Board of Directors, officers, management, professionals and administration which are approximately 225 individuals are eligible for participation in the Incentive Plan as determined by the Board of Directors.

Administration
The Incentive Plan is administered by the Board of Directors or a committee of at least two non-employee directors who are designated by the Board. Except as provided in the Incentive Plan, the terms and conditions of any award will be subject to the discretion of the Board or its delegates.

Generally, the Board has the authority to select the recipients of awards, to determine the type of award to be granted to any person, to determine the number of shares, if any, to be covered by each award, to establish the terms and conditions of each award agreement, and to determine whether and under what circumstances an option may be exercised without a payment of cash.

Amendment or Termination of the Plan
The Incentive Plan will continue in effect until no shares remain available for issuance, unless the Incentive Plan is terminated at an earlier date. The Incentive Plan may be terminated at any time by the Board of Directors. No incentive stock option will be granted on or after the tenth anniversary of the date that the Incentive Plan was originally adopted with stockholder approval, unless there is further stockholder approval at a later date, such as approval by the stockholders of this Proposal #3, in which event no incentive stock option will be granted on or after the tenth anniversary of the date of such stockholder approval. However, incentive stock options granted prior to the tenth anniversary may extend beyond that date.

The Board of Directors may amend the Incentive Plan at any time, subject to any stockholder approval required by applicable law, rule or regulation, including the rules of the New York Stock Exchange and Section 162(m) and Section 422 of the Code. Except as otherwise provided in the Incentive Plan, no amendment, alteration or discontinuation of the Incentive Plan may impair any award that has been granted under the Incentive Plan without the consent of the holder.

Maximum Awards
If Proposal #3 is approved by the stockholders, a maximum of 4.2 million shares of Common Stock may be subject to awards under the Incentive Plan. Any shares of Common Stock subject to any award granted under the Incentive Plan that are forfeited or not delivered due to the termination of such award or the settlement of such award in cash, and any shares that are withheld from delivery to a participant for purposes of paying the exercise price or tax withholding obligations with respect to an award granted under the Incentive Plan, will become available for future awards under the Incentive Plan. The maximum number of shares of common stock subject to awards granted to any individual during any calendar year may not exceed 100,000 shares of common stock. The total fair market value (determined at the time an incentive stock option is granted) of shares for which incentive stock options are exercisable for the first time by any individual during any calendar year cannot exceed $100,000.

Awards
Awards granted under the Incentive Plan will be evidenced by a written agreement between the Company and each participant, which will be in accordance with the Incentive Plan and may contain restrictions and limitations that do not violate the terms of the Incentive Plan. The Board may grant a participant one or more of the following types of awards or any combination of them:

Stock Options: The Board may grant either incentive stock options or non-qualified stock options or any combination of incentive and non-qualified stock options. The exercise price for options may not be less than 100% (110% in the case of an incentive stock option granted to a participant owning more than 10% of voting shares) of the fair market value of shares of Common Stock on the grant date.

Restricted Stock Awards and RSUs: The Board may grant restricted stock or restricted stock units (“RSUs”) to a participant. An award of restricted stock or RSUs will be subject to restrictions as determined by the Board, such as a participant’s continued service during a restriction period. Subject to the discretion of the Board, restricted stock and RSUs are nontransferable, and the restrictions may differ for each participant and with respect to all or any portion of the same award. Once a certificate for restricted stock is issued, a participant may vote with respect to the restricted stock. Subject to the discretion of the Board, dividends distributed with respect to the restricted stock may be subject to the same terms and conditions as the restricted stock, or to other terms and conditions. A participant will have no stock ownership interest as a result of being granted RSUs.

At the expiration of the restriction period without a prior forfeiture, (1) with respect to restricted stock, the Company will reissue stock certificates to the participant or the legal representative of the participant's estate without a legend, and (2) with respect to RSUs, unless settlement is deferred by agreement between the Company and the participant, the Company will issue the shares to which the RSU relates (or, in the Board’s discretion, pay the participant an amount in cash equal to the fair market value of those shares at that time). All of the terms relating to the termination of a restriction period, or the forfeiture and cancellation of a restricted stock award or RSU upon a termination of employment or service, whether by reason of disability, retirement, death or any other reason, will be determined by the Board, subject to the terms of the Incentive Plan.

Performance Awards: The Board may grant performance awards to participants. A performance award may be denominated or payable in cash, shares, restricted stock, stock options, other securities, or other property. The Board will establish performance goals and specific performance periods with respect to such an award. The terms and conditions of any performance award will be determined by the Board.

Corporate Events and Change in Control
To reflect events such as a stock split, stock dividend, or other extraordinary corporate event, the Board may, in its sole and absolute discretion, appropriately adjust or equitably substitute the number, type and issuer of shares reserved for issuance under the Incentive Plan or that may be subject to an outstanding award, the exercise price of each outstanding stock option or performance award, and the number of RSUs outstanding and/or the type of securities referenced for determining payment of RSUs.

If a change in control of the Company occurs or is anticipated to occur, the Board in its sole discretion may take the following action(s) with respect to affected participants, or the Board may take no action: (i) cause any or all outstanding stock options and performance awards to become fully vested and immediately exercisable, (ii) cause any or all outstanding restricted stock to become non-forfeitable, in whole or in part, and/or cause the other restrictions to lapse; (iii) cancel awards in exchange for awards in respect of shares of any successor corporation, and/or (iv) redeem or cancel any or all stock options, restricted stock and restricted stock units in exchange for cash and/or other substitute consideration to the extent permitted by law.

Certain United States Federal Income Tax Consequences of Stock Options
In connection with stock options granted under the Incentive Plan, United States federal income tax consequences to participants and the Company should generally be as set forth in the following summary:

An employee to whom an incentive stock option that qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such incentive stock option. However, upon the exercise of an incentive stock option, special alternative minimum tax rules may apply for the employee.

When the employee sells shares acquired through the exercise of an incentive stock option more than one year after the date of transfer of such shares and more than two years after the date of grant of such incentive stock option, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price of such shares and the option exercise price. If the employee does not satisfy both of these holding periods, when the employee sells such shares, the employee will recognize ordinary income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary income.

A participant to whom a non-qualified stock option is granted will not recognize income at the time of grant of such non-qualified stock option. When a participant exercises a non-qualified stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares, over the option exercise price. Subject to applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a corresponding federal income tax deduction. Upon the sale of shares that were acquired by the exercise of a non-qualified stock option, the participant will recognize a capital gain or loss. The amount of the capital gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the participant’s adjusted tax basis in the shares. The adjusted tax basis of these shares will be equal to the option exercise price paid, plus the amount of ordinary income recognized by the participant at the time of exercise. The tax rate for the capital gain will depend on the length of time the shares were held by the participant and other factors.

Any delivery of shares or other payment under the Incentive Plan will be subject to appropriate federal, state, local and foreign income and employment tax withholding requirements.

The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of stock options or the Company or to describe tax consequences based on particular circumstances and does not address awards other than options. The discussion is based on United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

New Plan Benefits
Because awards under the Incentive Plan are discretionary, the Company cannot currently determine the number of options or other awards that may be granted under the Incentive Plan. In 2010, the following individuals and groups had been granted options under the Incentive Plan to purchase shares in the amounts indicated: Paul G. Reitz (Chief Financial Officer): 7,143 shares; Kent W. Hackamack (Executive Vice President of Corporate Development): 17,460 shares; Cheri T. Holley (Vice President, Secretary and General Counsel): 17,460 shares; all current executive officers as a group: 42,063 shares; all current non-executive officer directors as a group: 0 shares; and management, professionals, and administration, including officers other than named executive officers, as a group:  452,875 shares.

Equity Compensation Plan Information

The following table provides information about shares of Titan common stock that may be issued under Titan’s equity compensation plans, as of December 31, 2010:
Plan Category	(i) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(ii) Weighted-average exercise price of outstanding options, warrants and rights	(iii) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (i))
Equity compensation plans approved by security holders	829,224	(a)	13.75	722,782
Equity compensation plans not approved by security holders	0		n/a	0
Total	829,224		13.75	722,782

(a)	Amount includes outstanding stock options under the Company’s 1994 Non-Employee Director Stock Option Plan and 2005 Equity Incentive Plan.

Recommendation
The Board of Directors believes that the approval of the amendment to the Incentive Plan is in the best interest of the Company and its stockholders as it enables the Company to provide competitive equity incentives to plan participants to enhance the profitability of the Company and increase stockholder value.

 ✓  PROPOSAL #4  -  To Approve a Non-Binding Advisory Resolution on Executive Compensation

The Board of Directors recommends that stockholders vote FOR the approval of a non-binding advisory resolution on executive compensation.

As required by Section 14A of the Securities Exchange Act of 1934, the Company is asking stockholders to vote on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission (SEC), including in the “Compensation Discussion and Analysis” section and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in the Compensation Discussion and Analysis section, the objectives of the Company’s compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan.  The compensation program is designed to be fair and just to both the Company and the individual.  The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to the long-term success of the Company.  Stockholders are encouraged to review the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement for additional information regarding the Company’s executive compensation.

The Board of Directors is requesting the support of the Titan’s stockholders for the executive compensation as disclosed in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement.  This proposal gives the Company’s stockholders the opportunity to express their views on the executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the overall compensation objectives and philosophy described in this Proxy Statement.

Accordingly, the Board of Directors asks stockholders to vote FOR the following resolution at the Annual Meeting:

“The stockholders of Titan International, Inc. hereby approve the compensation of the Company’s Named Executive Officers as described in the Company’s definitive Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders, including the sections entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers.”

The vote on the compensation of executive officers is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee.  However, the Board of Directors and Compensation Committee will consider the outcome of this vote when making future compensation decisions for the named executive officers.

 ✓  PROPOSAL #5  -  To Recommend, by Non-Binding Advisory Vote, the Frequency of Holding an Advisory Vote on Executive Compensation

The Board of Directors recommends that stockholders vote 1 Year on the non-binding advisory vote on the frequency of holding an advisory vote on executive compensation.

As required by Section 14A of the Securities Exchange Act of 1934, the Company is asking stockholders to recommend, by non-binding advisory vote, the frequency of holding an advisory vote on executive compensation.  Specifically, Titan stockholders may vote on whether the non-binding advisory vote on the compensation of the Company’s named executive officers should occur every one, two or three years.

The Board of Directors is recommending that stockholders vote for an annual non-binding advisory vote on executive compensation.  An annual non-binding advisory vote on executive compensation will allow the Board of Directors and Compensation Committee to obtain information on stockholders’ views of executive compensation on a consistent basis.

When voting on this proposal, the stockholder is not voting “for” or “against” the Board of Directors recommendation of holding a non-binding advisory vote on executive compensation annually.  Rather, the stockholder is voting to recommend whether the non-binding advisory vote on executive compensation should be held every one, two, or three years.

The time period of one, two, or three years which receives the most votes will be the frequency of holding an advisory vote on executive compensation that Common Stockholders recommend.  The vote on the frequency of holding an advisory vote on executive compensation is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee.  However, the Board of Directors and Compensation Committee will consider the outcome of this vote when determining the frequency of holding future non-binding advisory votes on executive compensation.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above.  If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm PricewaterhouseCoopers LLP as independent accountants to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2010.  Fees paid to the independent registered public accounting firm PricewaterhouseCoopers LLP included the following:

Audit Fees  For the years ended December 31, 2010 and 2009, PricewaterhouseCoopers LLP billed the Company $794,000 and $987,000 respectively, for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company’s Form 10-Q reports and statutory audits of foreign subsidiaries.

	2010	2009
Financial statements and internal controls	$775,000	$935,000
Statutory audits of foreign subsidiaries	19,000	52,000
	$794,000	$987,000

Audit Related Fees  For the years ended December 31, 2010 and 2009, PricewaterhouseCoopers LLP billed the Company $280,000 and $224,000 respectively.

	2010	2009
Acquisitions, consultations and merger	$147,000	$91,000
Employee benefit plan compliance	133,000	133,000
	$280,000	$224,000

Tax Fees  For the years ended December 31, 2010 and 2009, PricewaterhouseCoopers LLP billed the Company $162,000 and $151,000 respectively.

	2010	2009
Tax return preparation and compliance	$162,000	$136,000
Foreign tax preparation and compliance	0	15,000
	$162,000	$151,000

In addition to the fees detailed above, out-of-pocket and administrative fees paid to PricewaterhouseCoopers LLP totaled $111,000 and $115,000 for the years ended December 31, 2010 and 2009, respectively.

Audit Committee Pre-Approval  The services provided by the independent registered public accounting firm PricewaterhouseCoopers LLP have been pre-approved by the Audit Committee as required by and described in the Company’s Audit Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Committee”) is composed of four independent non-employee directors.  The Board of Directors (“Board”) has determined that the members of the Committee satisfy the requirements of the New York Stock Exchange (“NYSE”) with respect to independence, experience and financial literacy.  Mr. Quain met the requirements of the NYSE as the “financial expert” of the Committee.  The Committee operates under a written charter adopted May 18, 2000, and amended January 20, 2004.  This charter is available on the Company’s website: www.titan-intl.com.

The Committee has met quarterly with management, internal audit and the independent registered public accounting firm, individually and together, to review and approve the financial press releases, Form 10-Q and Form 10-K reports prior to their filing and release of earnings for 2010.  The Committee has met in executive sessions and makes reports to the Board.  The Committee has been active in the Sarbanes-Oxley 404 process and met as often as necessary to ensure that the process is on-going and the Company meets the year end December 31, 2010, requirements.  Mr. Febbo has attended the Company’s Sarbanes-Oxley 404 training and is a participant in the Company’s risk assessment meetings.  The Audit Committee met a total of six times in 2010.

The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter, the New York Stock Exchange and the Securities and Exchange Commission.  The Committee has reviewed the Audit Committee Charter and has found it complies with the requirements of the New York Stock Exchange.  The Audit Committee recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Committee has selected PricewaterhouseCoopers LLP (“PWC”) to serve as the independent registered public accounting firm for the Company for 2011 with stockholders’ approval.  The Committee has discussed the issue of independence with PWC and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from PWC as required by PCAOB Rule 3526 (Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence).  The Committee has discussed with PWC the matters required by SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Committee meets independently with PWC to discuss the accounting principles applied by management and to discuss the quality of the Company’s internal audit function.  PWC reported to the Committee that there were no unresolved matters with management to report.  The Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company.  The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Members of the Audit Committee:

Albert J. Febbo, Chairman
Erwin H. Billig
Mitchell I. Quain
Anthony L. Soave

DIRECTORS CONTINUING IN OFFICE

Directors continuing in office as Class II Directors whose terms expire at the Annual Meeting of  Stockholders in 2012, are as follows:

Erwin H. Billig
Mr. Billig is director and chairman of MSX International.  From 1992 to 1999 he served as vice chairman of Masco Tech, Inc., and from 1986 to 1992 Mr. Billig was president and Chief Operating Officer of Masco Tech, Inc.  Mr. Billig is also a director of Titan Europe Plc.  Mr. Billig, who is 84 years old, is Vice Chairman of the Board of Titan and became a director of the Company in 1992.  Mr. Billig’s work experiences provide in-depth knowledge and experience in sales, marketing, international operations and regulatory affairs that enhances the Board of Director’s overall qualifications.  Mr. Billig’s vast leadership skills and understanding of Titan’s core business and its relationship with international businesses contributes to the overall success and direction of the Company.

Anthony L. Soave
Mr. Soave is president, Chief Executive Officer and founder of Soave Enterprises LLC, a Detroit-based holding company that owns and operates businesses in distribution, environmental and metals recycling, as well as other diversified industries.  From 1974 to 1998, he served as president and Chief Executive Officer of Detroit-based City Management Corporation, which he founded.  Mr. Soave, who is 71 years old, became a director of the Company in 1994.  Mr. Soave serves on the following committees: Audit, Compensation and Nominating/Corporate Governance.  Mr. Soave possesses particular knowledge and experience in sales, distribution and leadership in diversified businesses that enhances the Board of Director’s overall qualifications.  Mr. Soave’s experiences in building businesses from the ground up contribute to the dynamic of Titan’s entrepreneurial spirit.  Mr. Soave’s operational and distribution background further assist with the Company’s direction.

Directors continuing in office as Class III Directors whose terms expire at the Annual Meeting of Stockholders in 2013, are as follows:

J. Michael A. Akers
Mr. Akers is Chief Executive Officer of Titan Europe Plc., a publicly traded company on the AIM market in London, England.  Mr. Akers graduated as a mechanical engineer from the Engineering School of the University of Wales in Cardiff and later received an MBA from the University of Warwick.  Mr. Akers had a career in automotive manufacturing first with British Leyland, where he managed a number of factories in the Land Rover Group, before becoming director responsible for manufacturing of Triumph Cars in Coventry, England.  Mr. Akers is a member of the Advisory Board of Warwick Business School.  Mr. Akers, who is 67 years old, became a director of the Company in 2007.  Mr. Akers’ work experiences provide detailed knowledge and experience in international operations, engineering and design that enhances the Board of Director’s overall qualifications.  Mr. Akers’ international manufacturing knowledge will have a contributory role in future global expansion of the Company.

Maurice M. Taylor Jr.
Mr. Taylor is chairman of the Company’s Board of Directors and Chief Executive Officer.  Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a management-led buyout by investors, including Mr. Taylor.  Mr. Taylor, who is 66 years old, is also a director and chairman of Titan Europe Plc.  Mr. Taylor has been in the manufacturing business for more than 30 years and has an engineering degree from Michigan Tech.  Mr. Taylor’s work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering and innovation that enhances the Board of Director’s overall qualifications.  Mr. Taylor’s extensive background with the Company has given him a breadth of insight into Titan’s markets and the requirements of end users.  In 1996, Mr. Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington.  With Mr. Taylor’s knowledge and a management style that constantly re-evaluates short-term goals, Titan is able to adapt quickly to changing conditions.

COMPENSATION OF DIRECTORS

The Company can use the combination of cash and stock based incentive compensation to attract and retain qualified directors to serve on the Board.  In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company.

Each Company director, with the exception of Mr. Taylor, receives an annual director fee of $50,000 dollars.  The Audit Committee Chairman receives an additional $15,000 annual cash payment while each Chairman of the Compensation Committee and the Nominating/Corporate Governance Committee receives an additional $10,000 annual cash payment for this position.  The Financial Expert receives an additional $5,000 annual cash payment for this role.  The Company pays each director, with the exception of Mr. Taylor, a fee of $500 dollars for each Board of Director (“Board”) or committee meeting attended.  Titan also reimburses out-of-pocket expenses related to the directors’ attendance at such meetings.

Annual Director Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Financial Expert Fee	Meeting Fee
$50,000	$15,000	$10,000	$5,000	$500

The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters, as well as corporate development initiatives.  The Company does not have any other consulting contracts or arrangements with any of its directors.  The Company’s directors are not subject to minimum Titan common stock ownership requirements.  However, at December 31, 2010, the directors owned approximately 6.1% of the Company’s common stock.

DIRECTOR COMPENSATION TABLE FOR 2010
Name of Director	Fees Earned or Paid in Cash	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
J. Michael A. Akers	$53,000	$	─	$	─	$	─	$	─	$	─	$53,000
Erwin H. Billig (a)	156,500		─		─		─		─		─	156,500
Richard M. Cashin Jr.	65,500		─		─		─		─		─	65,500
Albert J. Febbo	73,500		─		─		─		─		─	73,500
Mitchell I. Quain	74,000		─		─		─		─		─	74,000
Anthony L. Soave	59,000		─		─		─		─		─	59,000
Maurice M. Taylor Jr. (b)	─		─		─		─		─		─	─

(a)
The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters, as well as corporate development initiatives.

(b)
See Summary Compensation Table for disclosure related to Maurice M. Taylor Jr. who is also the Chief Executive Officer of the Company.  Mr. Taylor receives no director or meeting fees for his service on the Board.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The following table summarizes the current membership of each committee and the number of meetings held by each committee during 2010:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
J. Michael A. Akers	X	─	─	─
Erwin H. Billig	X	X	X	X
Richard M. Cashin Jr.	X	─	X	Chair
Albert J. Febbo	X	Chair	X	X
Mitchell I. Quain	X	X	Chair	X
Anthony L. Soave	X	X	X	X
Maurice M. Taylor Jr.	Chair	─	─	─

2010 Meetings	7	6	3	2

X - denotes committee member                   Chair - denotes committee Chairman                   ─ denotes not a member

Board of Directors
The Board of Directors, which met seven times in 2010, has established the following committees of the Board:

Audit Committee consisting of Messrs. Billig, Febbo, Quain and Soave;

Compensation Committee consisting of Messrs. Billig, Cashin, Febbo, Quain and Soave;

Nominating/Corporate Governance Committee consisting of Messrs. Billig, Cashin, Febbo, Quain and Soave.

The Board of Directors approves nominees for election as directors.  All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committees.  The Board and Committee meetings are presided over by their Chairman.  If the Chairman is unavailable, the directors present appoint a temporary presiding chairman to preside at the meeting.

Audit Committee
The Audit Committee, which met six times in 2010, retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company’s accounting procedures and controls and management’s response thereto, and reports to the Board.  The Audit Committee meets with the independent registered public accounting firm with and without management present.  Mr. Quain meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards.

Compensation Committee
The Compensation Committee, which met three times in 2010, provides oversight of all executive compensation and benefit programs.  The committee reviews and approves corporate goals and makes recommendations accordingly to the Board regarding the salaries and all other forms of compensation of the Company’s executive officers.

Governance Committee
The Nominating/Corporate Governance Committee met two times in 2010, and provides guidance and assistance to the Board of Directors in discharging the duties and responsibilities related to corporate governance principles and practices of the Board and the Company.  The committee is responsible for identifying, screening and nominating candidates to serve as directors of the Company.

BOARD LEARDERSHIP STRUCTURE

The Company’s Board of Directors is currently comprised of six non-employee directors and one employee director.  Mr. Taylor has served as Chairman of the Board and Chief Executive Officer from 2005, and has been a member of the Board since 1993, when Titan became a public company.  In 2005, the Board designated Mr. Billig as Vice Chairman.  The Company believes that the number of independent, experienced directors that make up the Board, along with the independent oversight of our Vice Chairman, benefits Titan and its stockholders.

The Company recognizes that different board leadership structures may be appropriate for companies in other situations, and believes that no one structure is suitable for all companies.  Titan believes the current Board leadership structure is optimal because it demonstrates to Company customers, employees, suppliers and stockholders that Titan has unified leadership, with the same individual establishing the tone and overall responsibility for managing the Company’s operations.  Having a single leader as both the CEO and the Chairman of the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company.  The Company’s Board of Directors believes Titan is currently well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same individual, the Board believes it is appropriate for a non-employee Director to serve as Vice Chairman.  The Company’s Vice Chairman, Mr. Billig: (i) assists with operational matters; (ii) assists with corporate development initiatives; (iii) coordinates with the Chairman of the Board and Chief Executive Officer in establishing agendas and topic items for Board meetings; and (iv) performs such other functions as the Company’s Board of Directors may designate from time to time.

The Company’s Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively.  As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be advantageous for Titan and its stockholders.

Risk Oversight
The Company’s Board is responsible for overseeing Titan’s risk management process.  The Board focuses on Titan’s general risk management strategy and the most significant risks facing Titan, and ensures that appropriate risk mitigation strategies are implemented by management.  The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee Chairman oversight of Titan’s risk management process.  The Audit Committee Chairman reviews with management (i) policies with respect to risk assessment and management of risks that may be material to the Company, (ii) Titan’s system of disclosure controls and system of internal controls over financial reporting, and (iii) Titan’s compliance with legal and regulatory requirements.  The Company’s other Board committees also consider and address risk as they perform their respective committee responsibilities.  Committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

Titan’s management is responsible for day-to-day risk management.  The Company’s Internal Audit team serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for ongoing business.  This oversight includes identifying, evaluating and addressing potential risks that may exist at the company, strategic, financial, operational, and compliance and reporting levels.

The Company’s Board of Directors believes the risk management responsibilities detailed above are an effective approach for addressing the risks facing the Company at this time.

Risk Relating to Employee Compensation Policies and Practices
The Company’s Board of Directors believes that any risk relating to compensation policies and practices for Titan employees is not reasonably likely to have a material adverse effect on the Company at this time.

In examining risk relating to employee compensation policies and practices, the Company considered the following factors:

•	The Company is an industrial manufacturer; in the Company’s opinion this business does not lend itself to or incentivize significant risk taking by Company employees.

•
The compensation practices for the Company’s non-bargaining employees and management have been established over several decades; in the Company’s opinion these practices have not promoted significant risk taking.

•	The Company does not have a history of material changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

BOARD DIVERSITY PROCESS

The Company is required to disclose whether the Board considers diversity in identifying nominees for director.  The Nominating/Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee evaluates candidates based on the qualifications for director described in its charter.  These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange.  The Nominating/Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection.  The Company does not have a formal written diversity policy; however, the Company’s Corporate Governance policies take diversity into account when directors are selected, which the Board has determined is an effective procedure for Titan at this time.

Involvement in Legal Proceedings
The Company is not aware of any director or executive officer of the Company that was involved in material legal proceedings requiring disclosure under Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction
Titan International, Inc. and its subsidiaries (“Titan” or the “Company”) hold the unique position of manufacturing both wheels and tires for its target markets.  As a leading manufacturer in the off-highway industry, Titan produces a broad range of specialty products to meet the specifications of original equipment manufacturers and aftermarket customers in the agricultural, earthmoving/construction and consumer markets.  Titan’s earthmoving/construction market includes wheels and tires supplied to the mining industry, while the consumer market includes products for all-terrain vehicles and recreational/utility trailers.

As one of the few companies dedicated to off-highway wheel and tire products, Titan’s engineering and manufacturing resources are focused on designing quality products that address the real-life concerns of our end-users.  Titan’s team of experienced engineers continually works on new and improved engineered products that evolve with today’s applications for the off-highway wheel and tire markets.  Additional information is available at the Company’s website:  www.titan-intl.com.

Overview
The Compensation Committee (the “Committee”) is empowered to review and approve the annual compensation package for the Company’s executive officers, currently a total of four individuals.  The four executive officers are as follows:
Executive officer position	Officer name
Chairman and Chief Executive Officer	Maurice M. Taylor Jr.
Chief Financial Officer	Paul G. Reitz
Executive Vice President of Corporate Development	Kent W. Hackamack
Vice President, Secretary and General Counsel	Cheri T. Holley

Objective
The objectives of the Company’s compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan.  To achieve these objectives the compensation program is designed to be fair and just to both the Company and the individual.  Consideration is given to the individual’s overall responsibilities, qualifications, experience and job performance.

The Committee sets all compensation with regard to the Chief Executive Officer (“CEO”) of the Company.  For the other executive officers of Titan, the CEO provides his compensation recommendation for these individuals to the Committee, who reviews and makes any changes as the Committee deems appropriate.

Philosophy
The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success.  The Compensation Committee believes that executive compensation should be designed to promote the long-term economic goals of the Company.  Accordingly, an important component of the Committee’s compensation philosophy is to align the financial interests of the Company’s executive officers with those of the Company’s stockholders.  To that end, the Committee has determined that the compensation package for executive officers shall consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of executive officers;

•	Bonus awards, when applicable, to reward performance for strategic business objectives;

•	Long-term incentive compensation, when applicable, to emphasize business objectives; and

•	Other benefits as deemed appropriate to be competitive in the market place.

The Committee’s intent has been that executive base salaries, bonus awards and long-term incentive opportunities are aligned with manufacturing industrial companies that have similarities with the Company for comparable positions, based on available public data.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Philosophy (continued)
In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s Chief Executive Officer regarding the total compensation for the other three executive officers.  The Committee also considered the historical compensation of each executive officer, from both a base salary and total compensation package perspective, in setting the 2010 compensation for the executives.

Compensation Committee Charter
The Committee has a charter to assist in carrying out its responsibilities.  The Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as it deems necessary.  The Compensation Committee Charter is available on our website at www.titan-intl.com.

Formulas and Matrices
The Committee recognizes other companies may use different types of calculations and matrices to numerically decide what a compensation package should contain.  However, the Committee believes any package that uses such formulas and matrices would not be a complete representation of Titan’s performance.  The Committee’s members  use their extensive business experience and judgment including reviewing competitive compensation information obtained from public information to evaluate and determine the Company’s executive compensation packages.

Using this process the Committee can change or adjust the compensation package rather than using exact and published formulas that would not allow for modification.  If the Committee had used a formula driven compensation package, it may have provided bonuses and stock options in prior years where they may not have been appropriate.  Using the Committee’s philosophy, no bonuses or stock options were awarded during certain of those years.

The Committee’s philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Committee greater flexibility in carrying out its duties.  The Committee has the ability to adjust compensation packages quickly and believes this flexibility is a necessity given the rapidly changing global environment in which the Company operates.  The Committee feels it is in the best interest of the stockholders to retain the current executive officers.  The executive compensation packages approved by the Committee’s members using their business judgment are considered fair to the Company and the individuals, thus retaining the executives and their talent for the Company.

Compensation Consultants Not Utilized by Committee
The Company’s Compensation Committee uses no compensation consultants for its evaluation of the executive officers’ or directors’ compensation packages.  However, the Committee did utilize Equilar, a market leader for benchmarking executive compensation that compared each named executive officer to a selected peer group for base salary and total compensation.  Equilar is used by companies to obtain competitive compensation information from public proxy data as a resource for referencing executive compensation to aid the Compensation Committee with its compensation program.

Equilar Benchmarking for Comparison Purposes Only
Equilar is a market leader for benchmarking executive compensation that compares each named executive officer to a selected peer group for base salary and total compensation.  As Titan is a manufacturer in the off-highway industry, Equilar obtained public compensation information relating to twenty public companies in the manufacturing and industrial businesses which include the following:

Ameron International Corp.	EnPro Industries, Inc.	Haynes International Inc	Nordson Corp
Applied Industrial Technologies Inc	Federal Signal Corp	Lindsay Corp	Robbins & Myers Inc
Briggs & Stratton Corp	Foster L B Co	LKQ Corp	Stoneridge Inc
Brush Engineered Materials Inc	Gardner Denver Inc	MSC Industrial Direct Co Inc	Valmont Industries Inc
Columbus McKinnon Corp	Graco Inc	Myers Industries Inc	Woodward Governor Co

Equilar was used by the Company to obtain competitive compensation information from public proxy data as a resource for the Compensation Committee as a reference tool for comparison purposes only regarding Titan’s executive officers’ compensation.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Committee Background
The Company’s Compensation Committee is made up of Mr. Mitchell Quain, Mr. Erwin Billig, Mr. Richard Cashin, Mr. Albert Febbo and Mr. Anthony Soave.  All members of the Compensation Committee are on other corporate boards.  Mr. Quain is the Chairman and has a long history in the financial markets.  Mr. Billig was formerly the president and Chief Operating Officer of Masco Tech, Inc.  Mr. Cashin manages multi-billion dollar investments and commitments in direct private equity transactions for JP Morgan, where he is a member of the Executive Committee.  Mr. Febbo was formerly the Vice President of Sales and Marketing for General Electric.  Mr. Soave runs multi-million dollar businesses.  The Committee members are continually talking to their own marketplaces to compare salaries.  They review our competitors to see what is being paid to other executives in like fields.  They will normally ask the CEO for his feedback.

The Compensation Committee takes into account whether or not stock options are given as part of the executives’ performance.  The Committee awarded stock options in 2010.  The Committee consults with other members of the Board of Directors regarding what is going on in their markets relating to compensation.  Boards may hire consultants due to the fact they may not have the knowledge or experience of compensation practices of comparable companies.  Our seven member Board has five members that have extensive manufacturing experience and two members that have extensive global financial market experience.  The Compensation Committee looks at competitors, checks what the markets are doing, and discuss among themselves both individual performance as well as the Company performance when making salary adjustments and bonus awards.

Salary Level Considerations
Salary levels of the Company executives are reviewed and may be adjusted annually by the Compensation Committee.  In determining appropriate salaries, the Committee considers: (i) the CEO’s recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time, position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee members’ own business experience and judgment as well as annual salary surveys, etc.  The Compensation Committee members sit on other boards of directors and receive information such as annual salary surveys from different markets as well as the manufacturing industry.  The Committee considers the Company’s competitors’ compensation, which comes from their public filings.  The Committee’s analysis is a subjective process, which utilizes no specific weights or formulas in determining executives’ base salaries but includes a discussion with management of all of the factors as required by Item 402(b) of Regulation S-K as well as all the other information discussed above.

Salary adjustments for Mr. Reitz, Mr. Hackamack, and Ms. Holley can be based on the CEO’s recommendation to the Committee that their job performance may warrant a salary increase for each.  The CEO will discuss the executives’ job performance with the Committee and answer any questions that they may have regarding the recommendation.  The Committee will consider the recommendation of the CEO as well as their personal interactions with each of the executives.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Salary Level Considerations (continued)
The Compensation Committee has four executive officers and is looking at performance, annual surveys, the industry, competitors, etc.  The Compensation Committee has four of the same members as the Audit Committee and Nominating/Corporate Governance Committee, which means there is good communication between the committees and the executives.  The Committee receives information from each of the executives, which allows them to judge their individual performance as well as the Company’s performance through their interaction with the executives.

Base Salary
Base salary is determined by evaluating the responsibilities of the executive position held, the individual’s past experience, current performance and competitive marketplace conditions for executive talent.  None of these items are weighted more than another.  Salary levels are typically considered on an annual basis and there are no set merit increases in any given year.  Based on a discussion of the above items, the executive salaries were approved by the Committee for 2010 and are listed under the “Summary Compensation Table” and detailed below.

Base Salary	M. Taylor	P. Reitz	K. Hackamack	C. Holley
Base Salary	$750,000	$225,000	$275,000	$275,000
Voluntary Reduction	(37,500)	0	(4,583)	(4,583)
	$712,500	$225,000	$270,417	$270,417

The voluntary reduction in executive base salary was based on the Company’s executive officers’ voluntary election on July 1, 2009, to take a 5% reduction in their annual base salary.  Mr. Taylor had his salary reduced by an additional 10% that is going into the scholarship program for the children of Titan employees.  None of these voluntary actions were at the request of the Company’s Compensation Committee.  These voluntary reductions were rescinded on May 1, 2010.

Benchmarking Executive Base Salary
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding 2010 base salary, Mr. Taylor’s base salary is approximately at the 70th percentile, Mr. Reitz’s salary is approximately at the 10th percentile, Mr. Hackamack’s base salary is approximately at the 40th percentile, and Ms. Holley’s base salary is approximately at the 10th percentile.  The 50th percentile represents the median of salaries in the range.  Higher percentiles (ie, 75th) represent higher salaries, while lower percentiles (ie, 25th) represent lower salaries.

Bonus
In addition to a base salary, each executive officer is eligible for a bonus.  The Committee has no set bonus amount and does not use pre-established plan or formula for determining the amount.  The Committee will determine the CEO’s bonus, if any, taking into account the CEO’s total compensation package along with the Company’s performance related to financial and non-financial information.  The CEO provides his recommendations regarding the other executive officers’ annual cash bonuses to the Committee, which then reviews and makes any changes they may deem appropriate.  The executive discretionary cash bonuses approved by the Committee for 2010 are listed under the “Summary Compensation Table” and detailed below.

Bonus	M. Taylor		P. Reitz	K. Hackamack		C. Holley
Signing Bonus	$	n/a	$50,000	$	n/a	$	n/a
Paid 4th Quarter 2010		350,000	50,000		100,000		100,000
Additional to be paid		900,000	n/a		n/a		n/a
		$1,250,000	$100,000		$100,000		$100,000

n/a = not applicable

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Cash Bonus (continued)
Mr. Taylor was awarded a bonus in the fourth quarter of 2010 of $1,250,000.  Of this amount, $350,000 was paid in the fourth quarter of 2010.  The additional $900,000 is to be paid at Mr. Taylor’s advisement.  Mr. Taylor’s bonus was based on the success in negotiating an agreement with the Goodyear Tire & Rubber Company to buy its European and Latin American farm tire businesses and the financial results in 2010.  Neither of these items were weighted more than another, all were taken in their entirety.

Mr. Reitz, Mr. Hackamack and Ms. Holley’s bonus paid in the fourth quarter of 2010 was based on the Compensation Committee decision with input from Mr. Taylor.  The Compensation Committee considered the roles these executives played in the Goodyear agreement, the 2010 financial results, and the roles these executives played in significant financing transactions.  After considering the objectives above, the Compensation Committee awarded Mr. Hackamack and Ms. Holley a bonus of $100,000 each.  The Compensation Committee awarded Mr. Reitz $50,000 based on his contributions during his half year with the Company.

Stock Options
The Committee during 2010 granted stock options to three of the four executive officers.  The options granted have an exercise price of $15.75 and vest over a three year period.  The options granted were as follows:

Stock Options	M. Taylor	P. Reitz	K. Hackamack	C. Holley
Granted in 2010	None	7,143	17,460	17,460

Stock Awards
The Committee during 2010 granted no stock awards to the executive officers.  The Committee currently does not anticipate utilizing stock awards at this time.

Stock Awards	M. Taylor	P. Reitz	K. Hackamack	C. Holley
Granted in 2010	None	None	None	None

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan.  The Committee currently does not anticipate establishing such a plan.

Benchmarking Executive Total Compensation
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding total 2010 compensation, Mr. Taylor’s total compensation is approximately at the 30th percentile, Mr. Reitz’s total compensation is approximately at the 10th percentile, Mr. Hackamack’s total compensation is approximately at the 10th percentile, and Ms. Holley’s total compensation is approximately at the 10th percentile.  The 50th percentile represents the median of total compensation in the range.  Higher percentiles (ie, 75th) represent higher total compensation, while lower percentiles (ie, 25th) represent lower total compensation.

Employment Agreements
At December 31, 2010, the Company had outstanding employment agreements with three of the executive officers of the Company selected by the Board of Directors.  Mr. Taylor, Mr. Hackamack and Ms. Holley are each a party to such an agreement.  These agreements provide that the individuals will not receive any separation benefits if they voluntarily leave the Company.  In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares), these agreements allow for the executive to elect the Change of Control provision.

In the event of a termination of the individual’s employment within 60 days after the Change of Control, the executive is entitled to receive for the remaining term of the agreement, which expires in April 2012 for Mr. Taylor and April 2013 for Mr. Hackamack and Ms. Holley, the executive’s compensation, employment agreement obligation regarding retirement, continuation of health and other benefits.

The Company’s employment agreements state that in the event an executive retires, the executive is entitled to receive medical, dental, life, and any other benefits that are supplied by the Company.  This is an employment obligation that survives the agreement.  The executive will pay the amount that is currently being paid by other executives.  For example, if an executive pays $150 a month for these benefit coverages, then the retired executive would pay $150 for the benefit coverages.  The benefits will change if the Company changes the benefits it provides its current executives.

The employment agreements state that in the event an executive retires, the executive is entitled to receive total payments calculated at this time to be approximately $5.4 million for Mr. Taylor, approximately $2.6 million for Mr. Hackamack, and approximately $2.1 million for Ms. Holley.  The timing of the payments are elected by the executive.

CEO Employment Agreement
With the significant assistance required for future acquisition strategies, the Committee wanted to ensure the continued services of the CEO.  After negotiations, a four-year employment agreement for the current CEO was agreed to during April 2006, which formerly expired in April 2010.  This employment agreement was filed as Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended June 30, 2006.

In 2008, the CEO agreed, at the request of the Board of Directors, to a two year extension of the CEO employment agreement.  The CEO employment agreement expiration has been extended from April 2010 to April 2012.  The Board and the Compensation Committee extended the agreement, as the Company is working on several major business opportunities of which Mr. Taylor plays an integral part.  In the Board and Committee’s business judgment, to lose this individual at this time would severely hamper, if not eliminate, many of these business opportunities.

CEO Special Performance Cash Award  The CEO is entitled to a special performance cash award per the original four-year employment agreement.  Per the original agreement, if the common stock price had increased above $15.24 per share, the difference above $15.24 per share, if any, would be multiplied by one million two hundred fifty thousand and paid to the CEO as he instructs over the four years following the employment agreement expiration date.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

In December 2010, the CEO’s employment agreement was amended and the special performance cash award was extended and amended.  The amendment increased the strike price of the award.  After the amendment, if the common stock price increases above $15.75 per share, the difference above $15.75 per share, if any, would be multiplied by one million two hundred fifty thousand and paid to the CEO as he instructs or over the four years following the employment agreement expiration date.  Based on the December 31, 2010, stock price of $19.54, this amount is calculated at $4.7 million.

CEO Employment Agreement Obligations Under the CEO’s employment agreement, the Company will provide an employment agreement obligation to Mr. Taylor upon retirement per the employment agreement.  The amount of the employment agreement obligation, if any, to be paid out will be at such time the CEO elects his contractual rights regarding retirement under his employment agreement.  If or when the employment agreement obligation were to become applicable, the calculated value at December 31, 2010, would be approximately $5.4 million.  The employment agreement obligation calculated value was actuarially determined using (i) the 2008 Applicable Mortality Table (as described under revenue ruling 2007-67) for life expectancy; (ii) a discount rate of 5.5%; and (iii) based upon a monthly benefit negotiated between the Committee and the executive of approximately $44,000 for Mr. Taylor.

Other Executive Officers’ Employment Agreements
The Committee also wanted to ensure the continued services of the current executive officers other than Mr. Taylor and therefore has employment agreements with: (i) Mr. Hackamack, who holds the position of Executive Vice President of Corporate Development, the agreement formerly expiring April 2010, and the agreement was filed as Exhibit 10.2 to the Company’s Form 10-Q for the quarterly period ended June 30, 2006; and (ii) Ms. Holley, who holds the position of Vice President, Secretary and General Counsel, the agreement formerly expiring April 2010, and the agreement was filed as Exhibit 10.3 to the Company’s Form 10-Q for the quarterly period ended June 30, 2006.  In October 2008, Mr. Hackamack and Ms. Holley agreed to an employment agreement extension to April 2013.

Other Executive Officers Employment Agreement Obligations Under the other executive officers’ employment agreements, the Company will provide for employment agreement obligations and make payments to Mr. Hackamack and Ms. Holley that are due upon retirement or termination.  The amount of the employment agreement obligation and payments to be paid out will be determined at such time Mr. Hackamack and Ms. Holley elect their contractual rights regarding retirement or termination under their employment agreements.  If or when the employment agreement obligation were to become applicable, the calculated value at December 31, 2010, for Mr. Hackamack would be approximately $2.6 million and for Ms. Holley would be approximately $2.1 million.  The employment agreement obligation calculated values were actuarially determined using (i) the 2008 Applicable Mortality Table (as described under revenue ruling 2007-67) for life expectancy; (ii) a discount rate of 5.5%; and (iii) based upon a monthly benefit negotiated between the Committee and the executive of approximately $16,000 for Mr. Hackamack and approximately $16,000 for Ms. Holley.

CFO Employment Agreement
Mr. Reitz joined the Company in July 2010 as CFO.  In 2011, Mr. Reitz entered into a three year employment agreement with the Company which was effective January 2011.   This agreement provides that Mr. Reitz will not receive any separation benefits if he voluntarily leaves the Company.  In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares), this agreement allows for the executive to receive the remaining amount of money due him on this agreement.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Potential Payments on Change of Control
The following amounts reflect the amount of compensation to each of the named executive officers of the Company in the event of a change of control as of December 31, 2010.  The CEO’s special performance cash award assumes the December 31, 2010, year-end $19.54 share price.  The final amounts to be paid out can only be determined at the time of such a change of control and when the individuals elect contractual rights under their respective employment agreements.  The Company’s executive officers would receive cash compensation and employment agreement obligations per the respective agreements for the (i) Chairman and Chief Executive Officer (Mr. Taylor); (ii) Executive Vice President of Corporate Development (Mr. Hackamack); and (iii) Vice President, Secretary and General Counsel (Ms. Holley).

The Company did not have an employment agreement with Mr. Reitz on December 31, 2010.  However, Mr. Reitz entered into an employment agreement with the Company in 2011 that was effective January 2011.  The amounts below for Mr. Reitz reflect this 2011 employment agreement as if it were in effect on December 31, 2010.

Change of Control Summary
The reason for the Change of Control provision is if the Company is purchased there is a good chance that the current executives would be terminated immediately upon the change of control, which has become very common practice.  The definition of change of control in each of the employment agreements is set forth below.  The election of the executive to terminate the agreement and receive change of control benefits is to compensate the executive, as in numerous instances the new company will not continue the executive’s employment.  The change of control payments at the election of the executive may be taken in a lump sum or payments may be issued over several years.

Change of Control Definition
For the purpose of the executives’ employment agreements, a “change of control of the company” means:

(i)
any Person or two or more Persons acting in concert shall have acquired after the date hereof beneficial ownership (within the meaning of Rule13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly of securities of the Company (or other securities convertible into such securities) representing 20% or more of the combined voting power of securities of the company entitled to vote in the election of directors; or

(ii)
any Person or two or more Persons acting in concert shall have acquired after the date hereof by contract or otherwise, or shall have entered into a contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over securities of the company (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the company entitled to vote in the election of directors; or

(iii)
consummation of any merger or consolidation with respect to which the Company or any Parent is a constituent corporation (other than a transaction for the purpose of changing the Company’s corporate domicile) any liquidation or dissolution of the Company or any sale of substantially all of the assets of Company to another corporation.

If the executive terminates this agreement because of a change of control of the Company, Titan and/or its successor shall pay the executive 100% of his or her Base Salary or Adjusted Base Salary for the remaining employment term and to provide fully vested supplemental retirement benefits to the executive.

The potential payments in the event of a change in control as of December 31, 2010, are as follows:

Description	Mr. Taylor	Mr. Reitz	Mr. Hackamack	Ms. Holley
Cash compensation (see additional table)	$1,158,982	$759,616	$698,984	$698,984
CEO special performance cash award	4,737,500	n/a	n/a	n/a
Employment agreement obligations due in retirement/termination	5,384,747	n/a	2,788,873	2,158,503
Total	$11,281,229	$759,616	$3,487,857	$2,857,487

n/a = not applicable

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The cash compensation values were based on the executive’s salary as if the change of control happened on December 31, 2010.  The table below details the Company’s executive’s cash compensation payments that would be due in event of a change of control:

Cash compensation due in event of change of control	Mr. Taylor	Mr. Reitz	Mr. Hackamack	Ms. Holley
Salary 2011	$800,000	$250,000	$290,000	$290,000
Salary 2012 (January to April) *	266,672	─	─	─
Salary 2012	─	250,000	290,000	290,000
Salary 2013 (January to April) **	─	─	96,676	96,676
Salary 2013	─	250,000	─	─
Vacation	92,310	9,616	22,308	22,308
Cash compensation	$1,158,982	$759,616	$698,984	$698,984

*	Mr. Taylor’s employment agreement expires April 2012.

**	Mr. Hackamack’s and Ms. Holley’s employment agreements expire April 2013.

In 2010, the Compensation Committee approved new executive salary amounts which were effective January 1, 2011.  The salary amounts in the table above are based on these newly approved salary levels.

Retirement or Voluntary/Involuntary Termination of Employment
If an executive officer retires or voluntarily/involuntarily terminates employment with the Company without a change of control, the executive would receive compensation payments for any unused vacation.  The CEO and certain executive officers would be entitled to their contractual payments upon electing retirement or termination if that event becomes applicable.

Certain executives at their sole discretion may elect to retire at the age of 60 and receive the Normal Supplemental Retirement Benefit.  The value of the payments the executives would receive under the Normal Supplemental Retirement Benefit was calculated as of December 31, 2010, to be $5.4 million for Mr. Taylor, $2.6 million for Mr. Hackamack and $2.1 million for Ms. Holley.  These amounts are determined by an outside actuary.  The election by the executive is that they can retire at 60 or continue to work until the end of their contract.

If certain executives elect to retire prior to the age of 60, he or she would be entitled, at his or her election, to receive an Early Supplemental Retirement Benefit.  The Early Supplemental Retirement Benefit would be equal to the actuarial equivalent of the Normal Supplemental Retirement Benefit Payments as determined at the time of such election.  Currently, Mr. Hackamack is the only executive that could make such an election of Early Supplemental Retirement Benefit.  Mr. Hackamack’s obligation was calculated as if he retired with the election of the early supplemental retirement benefit or on a termination basis.

The payments due on retirement or voluntary/involuntary termination of employment are as follows:

Description	Mr. Taylor	Mr. Reitz	Mr. Hackamack	Ms. Holley
Cash compensation (Vacation)	$92,310	$9,616	$22,308	$22,308
CEO special performance cash award	4,737,500	n/a	n/a	n/a
Employment agreement obligations due in retirement/termination	5,384,747	35,856	2,788,873	2,158,503
Cash compensation	$10,214,557	$45,472	$2,811,181	$2,180,811

n/a = not applicable

Conclusion
The Committee has reviewed the executive officer compensation packages of the:  (i) Chairman and Chief Executive Officer, (ii) Chief Financial Officer, (iii) Executive Vice President of Corporate Development, and (iv) Vice President, Secretary and General Counsel.  Based on this review, the Committee finds these compensation packages, in the aggregate, to be fair and reasonable to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables will summarize the compensation for all of the Company’s named executive officers, a total of four individuals, as follows:  (i) Chairman and Chief Executive Officer (Mr. Taylor), (ii) Chief Financial Officer (Mr. Reitz), (iii) Executive Vice President of Corporate Development (Mr. Hackamack), and (iv) Vice President, Secretary and General Counsel (Ms. Holley).

SUMMARY COMPENSATION TABLE

The 2010, 2009 and 2008 compensation for all four of the Company’s named executive officers was as follows:
Name and Principal Position as of December 31, 2010	Year	Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation Earnings		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other (a) Compensation	Total
Maurice M. Taylor Jr.	2010	$712,500	$1,250,000	$	─	$	─	$	─	$	─	$46,944	$2,009,444
Chief Executive Officer	2009	693,750	1,125,000		─		─		─		─	46,944	1,865,694
and Chairman (b) (c)	2008	750,000	625,000		─		─		─		─	46,719	1,421,719

Paul G. Reitz (d)	2010	$106,587	$100,000	$	─		$62,385	$	─	$	─	$0	$268,972
Chief Financial Officer

Kent W. Hackamack (e)	2010	$270,417	$100,000	$	─		$152,492	$	─	$	─	$15,865	$538,774
Executive VP of	2009	268,125	100,000		─		─		─		─	15,865	383,990
Corporate Development	2008	275,000	50,000		─		─		─		─	16,028	341,028

Cheri T. Holley	2010	$270,417	$100,000	$	─		$152,492	$	─	$	─	$19,540	$542,449
Vice President, Secretary	2009	268,125	100,000		─		─		─		─	19,540	387,665
and General Counsel (c)	2008	275,000	50,000		─		─		─		─	19,315	344,315

(a)
All other compensation represents unused vacation payouts and 401(k) matching contributions as follows: Mr. Taylor, $43,269 in unused vacation and $3,675 in 401(k) match; Mr. Hackamack, $15,865 in unused vacation; and Ms. Holley, $15,865 in unused vacation and $3,675 in 401(k) match.  The named executive officers are eligible to participate in the 401(k) plan offered to Titan’s non-bargaining employees which is the plan they have been eligible to participate in from the start of their employment with the Company.

(b)
Per the CEO’s amended employment agreement, the CEO would be awarded a special performance cash award if the common stock price increases above $15.75 per share.  The difference above $15.75 per share, if any, would be multiplied by one million two hundred fifty thousand and paid to the CEO as he instructs or over the four years following the employment agreement expiration date.  Based on the December 31, 2010, stock price of $19.54, this amount is calculated at $4.7 million.

(c)	The Chief Executive Officer and Secretary are brother and sister.

(d)	Mr. Reitz joined the Company in July 2010 as Chief Financial Officer.

(e)	Mr. Hackamack was named Executive Vice President of Corporate Development in July 2010. Mr. Hackamack was Vice President of Finance and Treasurer prior to July 2010.

GRANTS OF PLAN-BASED AWARDS

The 2010 grants of plan-based awards for all four of the Company’s named executive officers were as follows:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units	Number of Securities Underlying Options	or Base Price of Option Awards	Fair Value of Stock and Option Awards
Mr. Taylor.	n/a	─	─	─	─	─	─	─	─	─	─
Mr. Reitz	11/15/2010	─	─	─	─	─	─	─	7,143	$15.75	$8.73
Mr. Hackamack	11/15/2010	─	─	─	─	─	─	─	17,460	$15.75	$8.73
Ms. Holley	11/15/2010	─	─	─	─	─	─	─	17,460	$15.75	$8.73

n/a = not applicable

OUTSTANDING EQUITY AWARDS AT YEAR-END

The outstanding equity awards at year-end December 31, 2010, for all four of the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Mr. Taylor	# 94,768	─		─	$10.68	6/24/2015	─	─	─	─
	# 94,768	─		─	$13.74	12/16/2015	─	─	─	─
Mr. Reitz	─	#7,143	(a)	─	$15.75	11/15/2020	─	─	─	─
Mr. Hackamack	─	#17,460	(a)	─	$15.75	11/15/2020	─	─	─	─
Ms. Holley	─	#17,460	(a)	─	$15.75	11/15/2020	─	─	─	─

(a)	40% of the options become exercisable on November 15, 2011; 30% of the options become exercisable on November 15, 2012; and the remaining 30% of the options become exercisable on November 15, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the option exercises during 2010 for all four of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Taylor	n/a	─	─	─
Mr. Reitz	n/a	─	─	─
Mr. Hackamack	n/a	─	─	─
Ms. Holley	n/a	─	─	─

n/a = not applicable

PENSION BENEFITS

The table illustrates the Company had no pension plan for any of the four named executive officers.  However, the CEO and certain named executive officers have employment agreements that have certain payments due upon retirement or termination per their respective employment agreements, if that event were to become applicable (see Compensation Discussion and Analysis).

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Mr. Taylor	n/a	─	$	─	$	─
Mr. Reitz	n/a	─		─		─
Mr. Hackamack	n/a	─		─		─
Ms. Holley	n/a	─		─		─

n/a = not applicable

NONQUALIFIED DEFERRED COMPENSATION

The Company had no nonqualified deferred compensation for any of the four named executive officers:

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year		Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions		Aggregate Balance at Last Fiscal Year Ended
Mr. Taylor	$	n/a	$	─	$	─	$	─	$	─
Mr. Reitz		n/a		─		─		─		─
Mr. Hackamack		n/a		─		─		─		─
Ms. Holley		n/a		─		─		─		─

n/a = not applicable

 REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Committee”) was composed of five independent non-employee directors during 2010.  The Board of Directors (“Board”) has determined that the members of the Committee are independent.  The Committee provides oversight of all executive compensation and benefit programs.  The Committee operates under a written charter adopted January 20, 2004, which is posted on the Company’s website: www.titan-intl.com.

The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (“CEO”) and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change.

Annual compensation for the Company’s executive officers consists of base salary and bonus compensation.  Salary levels of the Company executives are reviewed and are normally adjusted annually, and any bonuses are normally awarded annually.  In determining appropriate salaries, the Committee considers:  (i) the CEO’s recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time and position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee’s own business experience and judgment.  The Committee’s analysis is a subjective process, which utilizes no specific weights or formulas of the aforementioned factors in determining executives’ base salaries and the Committee uses no compensation consultants.

The Committee considers bonus compensation to be the primary motivational method for encouraging and rewarding outstanding individual performance, especially for the Company’s executive officers, and overall performance of the Company.  Bonuses are based primarily upon:  (i) performance of the Company; (ii) performance of the individual; and (iii) recommendation of the CEO.  The purpose of awarding bonuses is to provide a special incentive to maximize individual performance and the overall performance of the Company.
There are employment contracts for the executive officers, which are also considered.

In determining the total compensation package for the CEO for 2010, the Committee considered all of the factors discussed above.  Additionally, the Committee considered the Company’s performance, the success of the Company’s facilities in meeting their objectives, the extent and timing of the additions to the Company during the year, the quality and efficiency of the Company’s staff, and certain other factors relating to the Company’s performance.

The Committee discussed director compensation and made suggestions to the Board.  The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter.  The Committee has reviewed the Compensation Committee Charter and has found it complies with requirements of the New York Stock Exchange.  The Committee makes a report to the Board when appropriate and met three times during 2010.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on such review and discussions, the Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Members of the Compensation Committee:

Mitchell I. Quain, Chairman
Erwin H. Billig
Richard M. Cashin Jr.
Albert J. Febbo
Anthony L. Soave

CORPORATE GOVERNANCE

Independence
The Board of Directors (“Board”) has determined that five of the Company’s seven directors are independent under the rules of the New York Stock Exchange during 2010.  The independent directors are: Erwin H. Billig, Richard M. Cashin Jr., Albert J. Febbo, Mitchell I. Quain and Anthony L. Soave.  The two directors who are not independent are J. Michael A. Akers, Chief Executive Officer of Titan Europe Plc, and Maurice M. Taylor Jr., Chief Executive Officer and Chairman of the Board.  Each of the directors serving on the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are independent under the standards of the New York Stock Exchange.

Meetings of Non-Employee Directors
When the non-employee directors of the Board or respective committees meet in executive session without management, and their chairman is unavailable for the executive session, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted Charters for its Audit, Compensation and Nominating/Corporate Governance Committees.  These Charters are published on the Company’s website: www.titan-intl.com.  The Company will provide, without charge, a copy of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Corporate Governance and Business Conduct Policies
The Company’s Corporate Governance Policy and Business Conduct Policy are published on the Company’s website: www.titan-intl.com.  The Company will provide, without charge, a copy of the Policies to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Communication with the Board of Directors
Correspondence for any member of Titan’s Board of Directors must be sent in writing to his attention:
c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.  Any written communication will be forwarded to the Board for its consideration.

Director Nomination Process
The Nominating/Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating/Corporate Governance Committee.  An executive search firm may also be utilized to identify qualified candidates for consideration.  The Nominating/Corporate Governance Committee evaluates candidates based on the qualifications for director described in its charter.  These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange.  The Nominating/Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

The Nominating/Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees’ qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the Bylaws, accompany the stockholder’s recommendation.  Any stockholder nominations for election as directors at the 2012 Annual Meeting must be delivered to Titan at the address set forth below, not later than November 28, 2011.  All nominations must be sent to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Director Attendance at Annual Meetings
The Company does not require its directors to attend the Annual Meeting of Stockholders.  However, the directors attempt to attend this meeting.

REPORT OF THE NOMINATING/CORPORATE GOVERNANCE COMMITTEE

The Nominating/Corporate Governance Committee of the Board of Directors (the “Committee”) was composed of five independent non-employee directors and provides guidance to the Board of Directors (“Board”) regarding corporate governance guidelines during 2010.  In addition, the Committee develops criteria, identifies, screens and nominates candidates for election to the Board, giving attention to the composition of the Board and its committees.  The Committee operates under a written charter adopted January 20, 2004, and this charter is available on the Company’s website: www.titan-intl.com.

The Committee recommended to the Board that Richard M. Cashin Jr, Albert J. Febbo and Mitchell I. Quain stand for re-election as Class II directors based on approved criteria.

The Committee has accomplished the following per their charter:  (i) oversight of the development and recommendation of a set of corporate governance guidelines; (ii) oversight of the evaluation of the Board and management; (iii) evaluation of the Committee and its success in meeting the requirements of the Charter; (iv) review and assurance of the adequacy of the Nominating/Corporate Governance Committee Charter; and (v) presentation of reports to the Board when appropriate.  Mr. Febbo has attended the Company’s Sarbanes-Oxley 404 training and is a participant in the Company’s risk assessment meetings.  The Committee met two times in 2010.

The Committee has given particular attention to corporate governance compliance issues established by the Securities and Exchange Commission and the New York Stock Exchange.  The Company has posted its corporate governance guidelines on the Company’s website.

Members of the Nominating/Corporate Governance Committee:

Richard M. Cashin Jr., Chairman
Erwin H. Billig
Albert J. Febbo
Mitchell I. Quain
Anthony L. Soave

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of December 31, 2010, by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) each director and nominee for director, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number (a)		Percent
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,073,577	(b)	11.5%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,465,586	(b)	7.0%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	2,257,000	(b)	6.4%
Fisher Asset Management, LLC 13100 Skyline Blvd. Woodside, CA 94062	1,966,295	(b)	5.6%
Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	1,798,177	(b)	5.1%
Named Executive Officers & Directors
Anthony L. Soave	894,375		2.5%
Maurice M. Taylor Jr.	629,014	(c)	1.8%
Richard M. Cashin Jr.	445,536		1.3%
Mitchell I. Quain	165,375		0.5%
Erwin H. Billig	32,500		0.1%
Albert J. Febbo	23,750		0.1%
Kent W. Hackamack	1,250		*
Cheri T. Holley	275		*
Paul G. Reitz	0		*
J. Michael A. Akers	0		*
All named executive officers & directors as a group (nine persons)	2,192,075		6.1%
___________________________ * Less than one percent.
(a)
Except for voting powers held jointly with a person’s spouse, represents sole voting and investment power unless otherwise indicated.  Includes unissued shares subject to options exercisable within 60 days after December 31, 2010, as follows:  Mr. Taylor, 189,536 shares; Mr. Soave, 35,000 shares; Mr. Quain, 23,750 shares; Mr. Cashin, 23,750 shares; Mr. Billig, 11,250 shares; Mr. Febbo, 1,250 shares; all named executive officers and directors as a group, 284,536 shares.

(b)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(c)
Includes 234,458 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power.  Also includes 205,020 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the directors and executive officers of the Company and the persons who own more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange.  Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during 2010.  Mr. Reitz, Mr. Hackamack, and Ms. Holley were granted stock options in November of 2010.  The Form 4’s reporting these options were not filed until March of 2011.

RELATED PARTY TRANSACTIONS

The Company sells products and pays commissions to companies controlled by persons related to the Chief Executive Officer of the Company.  The related party is Mr. Fred Taylor and is Mr. Maurice Taylor’s brother.  The companies which Mr. Fred Taylor is associated with that do business with Titan include the following:  Blackstone OTR, LLC; FBT Enterprises; and OTR Wheel Engineering.  During 2010, 2009 and 2008, sales of Titan product to these companies were approximately $1.9 million, $1.0 million and $6.2 million, respectively.  Titan had trade receivables due from these companies of approximately $0.4 million at December 31, 2010, and approximately $0.1 million at December 31, 2009.  On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $1.6 million, $1.3 million and $2.0 million during 2010, 2009 and 2008, respectively.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2012 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than November 28, 2011, in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such Annual Meeting of Stockholders.  Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

If a stockholder intends to present a proposal at the Company’s 2012 Annual Meeting of Stockholders without the inclusion of such proposal in the Company’s proxy material and written notice of such proposal is not received by the Company on or before February 10, 2012, proxies solicited by the Board of Directors for the 2012 Annual Meeting of Stockholders will confer discretionary authority to vote on such proposal if presented at the meeting.  Stockholders’ proposals should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.  The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Pursuant to rules of the Securities and Exchange Commission, services that deliver Company communications to stockholders that hold their stock through a bank, broker or other holder of record, may deliver a single copy of the Company’s 2010 Annual Report to Stockholders including Form 10-K and Proxy Statement to multiple stockholders sharing the same address.  Upon written request, Titan will promptly deliver a separate copy of the 2010 Annual Report including Form 10-K and/or Proxy Statement to any stockholder at a shared address.  Stockholders may notify Titan of their requests by writing to Titan International, Inc., attention Investor Relations, 2701 Spruce Street, Quincy, IL 62301.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers or regular employees of the Company, without additional compensation.  It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ CHERI T. HOLLEY
Quincy, Illinois	Cheri T. Holley
March 28, 2011	Secretary

Appendix A
TITAN INTERNATIONAL, INC.
2005 EQUITY INCENTIVE PLAN
AS AMENDED

SECTION 1. Purpose
The purposes of the Titan International, Inc. 2005 Equity Incentive Plan (the “Plan”) of Titan International, Inc. (the “Company”) are (i) to advance the interests of the Company and its stockholders by providing a means to attract, retain, and reward employees of the Company and its affiliates, directors of the Company, and consultants and other persons who provide substantial services to the Company and its affiliates, (ii) to link compensation to measures of the Company’s performance in order to provide additional incentives to such persons for the creation of stockholder value, and (iii) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders.

SECTION 2. Definitions
For purposes of the Plan, the following initially capitalized words and phrases will be defined as set forth below, unless the context clearly requires a different meaning:
(a)
“Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the Person.

(b)	“Award” means a grant of Options, Restricted Stock, Restricted Stock Units or performance awards pursuant to the provisions of the Plan.
(c)	“Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.
(d)
“Board” means the Board of Directors of the Company; provided, however, that if the Board appoints a Committee to perform some or all of the Board’s administrative functions hereunder pursuant to Section 3, references in the Plan to the “Board” will be deemed to also refer to that Committee in connection with administrative matters to be performed by that Committee.

(e)
“Change in Control” means the first to occur of any of the following after the Plan Effective Date: (i) the consummation of any merger or consolidation with respect to which the Company or any Parent is a constituent corporation (other than a transaction for the purpose of changing the Company’s corporate domicile), any liquidation or dissolution of the Company or any sale of all or substantially all of the Company’s assets, (ii) a change in the identity of a majority of the members of the Company’s Board of Directors within any twelve-month period, which change or changes are not recommended by the incumbent directors immediately prior to any such change or changes, or (iii) if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or group of persons acting in concert, other than the Company, a Parent, a Subsidiary or an employee benefit plan or employee benefit plan trust maintained by the Company, a Parent or a Subsidiary, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act, except that a person also shall be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote in the election of directors.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
(g)	“Committee” means a committee appointed by the Board in accordance with Section 3 of the Plan.
(h)	“Director” means a member of the Board.
(i)	“Disability” means a Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code.
(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)
“Fair Market Value” means, as of any date: (i) if the Shares are listed on an established stock exchange or exchanges, the mean between the highest and lowest sale prices of the Shares quoted in the Transactions Index of each such exchange as averaged with such mean price as reported on any and all other exchanges, as published in “The Wall Street Journal” and determined by the Company, or, if no sale price was quoted in any such Index for such date, then as of the next preceding date on which such a sale price was quoted (subject to adjustment as and if necessary and appropriate to set an exercise price not less than 100% of the fair market value of the Shares on the date an Option is granted); or (ii) if Shares are not then listed on an exchange, the average of the closing bid and asked prices per share for the Shares in the over-the-counter market as quoted on The NASDAQ Stock Market on such date, or if no Share prices are reported on such date, for the last preceding date on which there were reported Share prices; or (iii) if the Shares are not then listed on an exchange or quoted on The NASDAQ Stock Market, the Fair Market Value will be determined by the Board acting in its discretion, which determination will be conclusive.

(l)	“Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.
(m)	“Incentive Stock Option” means any Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.
(n)
“Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission; provided, however, that the Board or the Committee may, to the extent that it deems necessary to comply with Section 162(m) of the Code or regulations thereunder, require that each “Non-Employee Director” also be an “outside director” as that term is defined in regulations under Section 162(m) of the Code.

(o)	“Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.
(p)	“Option” means any option to purchase Shares (including Restricted Stock, if the Committee so determines) granted pursuant to Section 6 hereof.
(q)	“Parent” means any “parent corporation” of the Company as defined in Section 424(e) of the Code.
(r)	“Participant” means an employee, consultant or director of the Company or any of its Affiliates to whom an Award is granted.
(s)	“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.
(t)	“Plan Effective Date” means the date the Plan is approved by the Company’s stockholders.
(u)	“Restricted Stock” means Shares that are subject to restrictions pursuant to Section 7 hereof.
(v)	“Restricted Stock Unit” means a right granted under and subject to restrictions pursuant to Section 8 of the Plan.
(w)	“Section 409A of the Code” means Section 409A of the Code and any regulations or other Internal Revenue Service guidance issued thereunder.
(x)	“Share” means a share of the Company’s common stock, subject to substitution or adjustment as provided in Section 4(d) hereof.
(y)	“Subsidiary” means, in respect of the Company, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code.

SECTION 3. Administration
The Plan will be administered by the Board; provided, however, that the Board may at any time appoint a Committee to perform some or all of the Board’s administrative functions hereunder; and provided further, that the authority of any Committee appointed pursuant to this Section 3 will be subject to such terms and conditions as the Board may prescribe and will be coextensive with, and not in lieu of, the authority of the Board hereunder.

Any Committee established under this Section 3 will be composed of not fewer than two members, each of whom will serve for such period of time as the Board determines; provided, however, that if the Company has a class of securities required to be registered under Section 12 of the Exchange Act, all members of any Committee established pursuant to this Section 3 will be Non-Employee Directors; butprovided further, the Committee may delegate to one or more officers of the Company, or a committee of such officers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to persons who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or to cancel, modify, waive rights with respect to, alter, discontinue or terminate such Awards. From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

The Board will have full authority to grant Awards under this Plan. In particular, subject to the terms of the Plan, the Board will have the authority:
(a)	to select the persons to whom Awards may from time to time be granted hereunder (consistent with the eligibility conditions set forth in Section 5);
(b)	to determine the type of Award to be granted to any person hereunder;
(c)	to determine the number of Shares, if any, to be covered by each such Award;
(d)	to establish the terms and conditions of each Award Agreement; and
(e)	to determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 6(b).

The Board will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to establish the terms of each Award Agreement; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan.

All decisions made by the Board pursuant to the provisions of the Plan will be final and binding on all persons, including the Company and Participants. No Director will be liable for any good faith determination, act or omission in connection with the Plan or any Award. This Plan shall be administered in accordance with Rule l6b-3 of the Exchange Act.

SECTION 4. Shares Subject to the Plan
(a)
Shares Subject to the Plan: The Shares to be subject to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. Subject to this Section 4(a) and subject to adjustment from time to time in accordance with the provisions of Section 4(d), the maximum number of Shares that may be subject to Awards under the Plan (including, without limitation, Incentive Stock Options) is 4.2 million Shares, and the Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.

(b)	Individual Limit: In no event shall the aggregate number of Shares for which any one individual participating in the Plan may be granted Awards for any given year exceed 100,000 Shares.

(c)
Effect of the Expiration or Termination of Awards: If and to the extent that an Option, performance award or Restricted Stock Unit expires, terminates or is canceled or forfeited for any reason without the issuance of Shares in respect thereof, the Shares associated with that Option, performance award or Restricted Stock Unit will again become available for grant under the Plan. Similarly, if and to the extent any Restricted Stock is canceled, forfeited or repurchased for any reason, or if any Share is withheld pursuant to Section 17(d) in settlement of a tax withholding obligation associated with an Award, that Share will again become available for grant under the Plan. Finally, if any Share subject to an Option or performance award is withheld by the Company in satisfaction of the exercise price payable upon exercise of that Option or performance award, that Share will again become available for grant under the Plan.

(d)
Other Adjustment: If the outstanding Shares are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such Shares (or any stock or securities received with respect to such Shares), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution with respect to such Shares (or any stock or securities received with respect to such Shares) or if a similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, or if the value of the outstanding Shares is reduced by reason of an extraordinary cash dividend, an appropriate and proportionate adjustment or equitable substitution may be made by the Board, in its sole and absolute discretion, (i) to the aggregate number, type and issuer of the securities reserved for issuance under the Plan, (ii) to the number, type and issuer of Shares subject to outstanding Options and performance awards, (iii) to the exercise price of outstanding Options and performance awards, (iv) to the number, type and issuer of Restricted Stock outstanding under the Plan and (v) to the number of Restricted Stock Units outstanding under the Plan and/or the type of securities referenced for determining payment in respect thereof. No fractional interests will be issued under the Plan pursuant to any such adjustment or substitution. The Board’s determination with respect to adjustments and substitutions shall be final, binding and conclusive. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments or substitutions, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets. Notwithstanding the foregoing to the contrary, with respect to Incentive Stock Options, no adjustment or substitution shall be authorized hereunder to the extent that such authority would cause the Plan to violate Section 422 of the Code or any successor provision thereto.

(e)
Change in Control: Notwithstanding anything to the contrary set forth in this Plan, upon or in anticipation of any Change in Control, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:

(i)	cause any or all outstanding Options and performance awards held by Participants affected by the Change in Control to become fully vested and immediately exercisable, in whole or in part;
(ii)
cause any or all outstanding Restricted Stock held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part, and/or cause the Restriction Period or other restrictions on any such Restricted Stock to lapse;

(iii)
cancel any Option held by a Participant affected by the Change in Control in exchange for an option to purchase common stock of any successor corporation, which new option satisfies the requirements of Treas. Reg. §1.425-1(a)(4)(i) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option);

(iv)
cancel any or all Restricted Stock, Restricted Stock Units or performance awards held by Participants affected by the Change in Control in exchange for restricted stock, restricted stock units or performance awards in respect of the common stock of any successor corporation;

(v)
redeem any or all Restricted Stock held by Participants affected by the Change in Control for cash and/or other substitute consideration with a value equal to (a) the number of Restricted Stock to be redeemed multiplied by (b) the Fair Market Value of an unrestricted Share on the date of the Change in Control;

(vi)
cancel any Option held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (a) the number of Shares subject to that Option, multiplied by (b) the difference between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option; and/or

(vii)
to the extent that the Change in Control also qualifies as a “Change in Control Event” described in Treas. Reg. §1.409A-3(i)(5), cancel any Restricted Stock Unit held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (a) the number of Restricted Stock Units, multiplied by (b) the Fair Market Value per Share on the date of the Change in Control.

Notwithstanding the foregoing to the contrary, to the extent that the acceleration of vesting of a grant or an Award is deemed to constitute a “parachute payment” under Section 280G of the Code and such payment, when aggregated with other parachute payments to the Participant results in any “excess parachute payment” under Section 280G of the Code, any accelerated payment under this Section 4(e) shall be reduced to the highest permissible amount that shall not subject the Participant to an excess parachute excise tax under Section 4999 of the Code and shall entitle the Company to retain its full compensation tax deduction for the payment.

SECTION 5. Eligibility
Employees, directors, consultants and other individuals who provide services to the Company or any of its Affiliates are eligible to be granted Awards under the Plan; provided however, that only employees of the Company or any Parent or Subsidiary are eligible to be granted Incentive Stock Options hereunder. The Board may grant Awards to an individual upon the condition that the individual become an employee; provided however, that the Award shall be deemed to be awarded only on the date the individual becomes an employee, unless a later date is specified in the Award.

SECTION 6. Options
Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Without limiting the generality of Section 4(a), any number of the maximum number of Shares provided for in Section 4(a) may be subject to Incentive Stock Options or Non-Qualified Stock Options or any combination thereof.

The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:
(a) Discretionary Grants: Pursuant to Section 3, the Board in its discretion may grant Options to individuals who meet the eligibility requirements of Section 5.
(i)
Option Price and Number of Shares: The exercise price per Share purchasable under a Non-Qualified Stock Option will be determined by the Board. The exercise price per Share of any Option will be not less than 100% of the Fair Market Value of a Share on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of any Parent or Subsidiary will have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant. The Board in its sole discretion determines the number of Shares, if any, subject to an Option

(ii)
Option Term: The term of each Option will be fixed by the Board, but no Incentive Stock Option will be exercisable more than 10 years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of any Parent or Subsidiary may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of the Option.

(iii)
Vesting and Exercisability: Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board at the time of grant. If the Board provides, in its discretion, that any Option granted is exercisable only in installments, the Board may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Board determines, in its sole and absolute discretion.

(iv)
Incentive Stock Option Limitations: In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company or any Parent or Subsidiary will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.

(b)
Method of Exercise: Subject to the exercisability provisions hereunder, the termination of service provisions set forth in Section 10 and the applicable Award Agreement, Options may be exercised in whole or in part at any time and from time to time during the term of the Option, by the delivery of written notice of exercise by the Participant to the Company specifying the number of Shares to be purchased. Such notice must be accompanied by executed copies of any stock purchase, stock restriction, stockholder or other agreement required by the Board in its sole and absolute discretion and by payment in full of the purchase price, either by certified or bank check, or such other means as the Board may accept. As determined by the Board, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made (i) in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised and/or (ii) to the extent the Option is exercised for vested shares, through a special sale and remittance procedure described below; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment by either of the foregoing methods may be authorized only at the time the Option is granted. In order to use the “special sale and remittance procedure” mentioned in the preceding sentence, a Participant must concurrently provide irrevocable written instructions (A) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such purchase and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction. The Board may, in the exercise of its discretion, allow the Company to loan the exercise price to a Participant entitled to exercise an Option, if the exercise will be followed by an immediate sale of some or all of the underlying Shares and a portion of the sales proceeds is dedicated to full payment of the exercise price. The Company will not provide such a loan to any Participant who is an executive officer or a Director of the Company.

No Shares will be issued upon exercise of an Option until full payment therefor has been made. A Participant will not have the right to distributions or dividends or any other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in Section 17(a) hereof.
(c)
Termination of Service: Unless otherwise specified in the applicable Award Agreement, Options will be subject to the terms of Section 10 with respect to exercise upon or following termination of service.

SECTION 7. Restricted Stock
(a)
Issuance: Restricted Stock may be issued either alone or in conjunction with other Awards. The Board will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards.

(b)
Awards and Certificates: The Award Agreement evidencing the grant of any Restricted Stock will contain such terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion. The prospective recipient of an Award of Restricted Stock will not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. The purchase price for Restricted Stock may, but need not, be zero.

A share certificate will be issued in connection with each Award of Restricted Stock. Such certificate will be registered in the name of the Participant receiving the Award, and will bear the following legend and/or any other legend required by this Plan, the Award Agreement, the Company’s stockholders’ agreement, if any, or by applicable law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE TITAN INTERNATIONAL, INC. 2005 EQUITY INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN [THE PARTICIPANT] AND TITAN INTERNATIONAL, INC. (WHICH TERMS AND CONDITIONS MAY INCLUDE, WITHOUT LIMITATION, CERTAIN TRANSFER RESTRICTIONS, REPURCHASE RIGHTS AND FORFEITURE CONDITIONS). COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF TITAN INTERNATIONAL, INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF TITAN INTERNATIONAL, INC.

Share certificates evidencing Restricted Stock may be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition to any Restricted Stock award, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.
(c) Restrictions: The Restricted Stock awarded pursuant to this Section 7 will be subject to the following restrictions and conditions:
(i)
Awards of Restricted Stock shall have such restrictions as the Board may impose that are consistent with the terms of the Plan. Subject to the discretion of the Board, during a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Board (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan. The Board may condition the lapse of restrictions on Restricted Stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

(ii)
Except as provided in this Paragraph (ii) or Section 7(c)(i), once the Participant has been issued a certificate or certificates for Restricted Stock, the Participant will have, with respect to the Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. The Board, in its sole discretion, as determined at the time of award, may permit or require the payment of cash distributions or dividends to be deferred and, if the Board so determines, reinvested in additional Restricted Stock to the extent Shares are available under Section 4 of the Plan. Subject to the Board’s discretion, any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period; provided, however, that unless the Board shall otherwise determine, any Shares distributed with respect to Restricted Stock or which a Participant is otherwise entitled to receive by reason of such Shares shall be subject to a 90 day restriction on transfer after receipt of stock certificates.

(iii)
Unless otherwise specified in the applicable Award Agreement, if a Participant’s service with the Company or any of its Affiliates terminates prior to the expiration of the Restriction Period or any other restrictions, the Restricted Stock will be subject to forfeiture under the terms of Section 10.

(iv)
If and when the Restriction Period and other restrictions expire without a prior forfeiture of the Restricted Stock subject to such Restriction Period and other restrictions (or if and when the restrictions applicable to Restricted Stock lapse pursuant to Section 4(e)), the certificates for such Shares will be replaced with new certificates, without the restrictive legends described in Section 7(b) applicable to such lapsed restrictions, and such new certificates will be promptly delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

SECTION 8. Restricted Stock Units
Subject to the other terms of the Plan, the Board may grant Restricted Stock Units to eligible individuals and may impose conditions on such units as it may deem appropriate. Each granted Restricted Stock Unit shall be evidenced by an Award Agreement in the form that is approved by the Board and that is not inconsistent with the terms and conditions of the Plan. Each granted Restricted Stock Unit shall entitle the Participant to whom it is granted to a distribution from the Company in an amount equal to the Fair Market Value (at the time of the distribution) of one Share. Distributions may be made in cash and/or Shares. All other terms governing Restricted Stock Units, such as vesting, time and form of payment and termination of units shall be set forth in the Award Agreement and shall comply with the limitations set forth in Section 409A of the Code.

SECTION 9. Performance Awards
The Board is authorized to grant performance awards to eligible individuals. Subject to the terms of the Plan, a performance award granted under the Plan (a) may be denominated or payable in cash, Shares (including, without limitation, the award of Restricted Stock described in Section 7), the grant of Options described in Section 6, other securities, or other property, and (b) shall confer on the holder thereof rights valued as determined by the Board and payable to, or exercisable by, the holder of the performance award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Board shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and other terms and conditions shall be determined by the Board.

SECTION 10. Termination of Service
(a)
Options: Unless otherwise specified with respect to a particular Award, Options granted hereunder will remain exercisable after termination of service with the Company or any of its Affiliates only to the extent specified in this Section 10(a). Other than as provided in the applicable Award Agreement, if, prior to the date that such an Option shall first become exercisable, a Participant’s service with the Company or any of its Affiliates is terminated, with or without cause (as defined by the Board), or by the act, death, Disability, or retirement of the Participant, such Participant’s right to exercise such Option shall terminate and all rights under the applicable Award Agreement shall cease.

(i)
Death: If a Participant’s service with the Company or any of its Affiliates terminates by reason of death, or if such Participant dies after a termination from service but while an Option remains exercisable, any Option awarded to the Participant may thereafter be exercised, to the extent exercisable at the date of death, or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (A) at such time as may be specified by the Board at or after the time of grant, or (B) if not specified by the Board, then one year from the date of death, or (C) if sooner than the applicable period specified under (A) or (B) above, then upon the expiration of the stated term of such Option.

(ii)
Disability: If a Participant’s service with the Company or any of its Affiliates terminates by reason of Disability, or if such Participant is rendered disabled due to a Disability after a termination from service but while an Option remains exercisable, any Option awarded to the Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (A) at such time as may be specified by the Board at or after the time of grant, or (B) if not specified by the Board, then one year from the date of termination of service, or (C) if sooner than the applicable period specified under (A) or (B) above, then upon the expiration of the stated term of such Option.

(iii)
Other Termination: If a Participant’s service with the Company or any of its Affiliates terminates for any reason other than death or Disability, unless the Participant dies or is rendered disabled due to a Disability while an Option remains exercisable pursuant to Sections 10(a)(i) and (ii), respectively, any Option awarded to the Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (A) at such time as may be specified by the Board at or after the time of grant, or (B) if not specified by the Board, then three months from the date of termination of service, or (C) if sooner than the applicable period specified under (A) or (B) above, then upon the expiration of the stated term of such Option.

(b)
Restricted Stock: Unless otherwise determined by the Board or provided in the Award Agreement relating to a particular award of Restricted Stock, if a Participant’s service with the Company or any of its Affiliates terminates prior to the expiration of the Restriction Period or any other restrictions, all of that Participant’s Restricted Stock which then remain subject to forfeiture will then be forfeited automatically except as provided under this Section 10(b):

(i)
Forfeitures: If the service of a Participant terminates for any reason, other than the Participant’s death or Disability or retirement on or after his normal retirement date (as defined by the Board), all Restricted Stock theretofore awarded to the Participant which is still subject to restrictions shall upon such termination of service be forfeited and transferred back to the Company. Notwithstanding the foregoing or Section 10(b)(iii) below, if a Participant continues to hold an Award of Restricted Stock following termination of the service, including in the case of retirement, the Restricted Stock which remains subject to restrictions shall nonetheless be forfeited and transferred back to the Company if the Board at any time thereafter determines that the Participant has engaged in any activity detrimental to the interests of the Company or any of its Affiliates.

(ii)
Death or Disability: If a Participant’s service terminates by reason of death or Disability, or if following retirement a Participant continues to have rights under an Award of Restricted Stock and thereafter dies, the restrictions contained in such Award shall lapse with respect to such Restricted Stock.

(iii)
Retirement: If a Participant ceases to be employed by reason of retirement on or after his normal retirement date (as defined by the Board), the restrictions contained in the Award of Restricted Stock shall continue to lapse in the same manner as though service had not terminated.

(c)
Performance Awards and Restricted Stock Units: If the service of a recipient of a performance award or a Restricted Stock Unit hereunder terminates, such termination shall affect any particular Award in a manner determined from time to time by the Board in its sole discretion or as shall be provided in an Award Agreement relating to such Award.

(d)
Transfers: The transfer of an employee from one corporation to another among the Company, any Parent and any Subsidiary, or a leave of absence with the written consent of the Company, shall not constitute a termination of service for purposes of the Plan.

SECTION 11. Rights Prior to Issuance of Shares
No Participant shall have any rights as a stockholder with respect to any Shares with respect to an Award until the issuance of a stock certificate to the Participant for such Shares. No adjustment shall be made for dividends or other rights with respect to such Shares for which the record date is prior to the date such certificate is issued.

SECTION 12. Transferability of Awards
Unless the Board determines otherwise, no Option, performance award, Restricted Stock Unit or Restricted Stock, other than Restricted Stock with respect to which restrictions have lapsed, which shall be fully transferable, granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, or to a participant’s Family Member pursuant to a qualified domestic relations order as defined by the Code. With the approval of the Board in each instance, an Option, performance award, Restricted Stock Unit or Restricted Stock under the Plan may be transferred by a Participant to a Family Member by gift. Unless the Board determines otherwise, an Option or performance award may be exercised only by the Participant, or by his or her guardian or legal representative; by his or her Family Member if such person has acquired the Option or performance award pursuant to a qualified domestic relations order (or by any gift permitted by the Board); or by his or her executor or administrator or any person to whom the option or performance award is transferred by will or the laws of descent and distribution; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any Award granted under the Plan and transferred as permitted by this Section 12 and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the Participant.

SECTION 13. Amendments and Termination
The Board may amend, alter or discontinue the Plan at any time subject to any stockholder approval that may be required by law or by the rules of the New York Stock Exchange or other stock market on which the Shares are traded. Except as otherwise provided in Section 4(e) of the Plan, no amendment, alteration or discontinuation will be made which would impair the rights of a Participant with respect to an Award without that Participant’s consent or which, without the approval of such amendment within one year (365 days) of its adoption by the Board, by the Company’s stockholders in a manner consistent with the requirements of Section 422(b)(1) of the Code and related regulations would: (i) increase the total number of Shares reserved for the purposes of the Plan (except as otherwise provided in Section 4(d)), or (ii) change the persons or class of persons eligible to receive Awards.

SECTION 14. Unfunded Status of Plan
The Plan is intended to be “unfunded.” With respect to any payments not yet made to a Participant by the Company, nothing contained herein will give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards.

SECTION 15. Effective Date of Plan
The Plan was adopted by the Board on December 6, 2004. The Plan is subject to the approval of the stockholders of the Company within twelve (12) months after the adoption of the Plan by the Board. No Award granted under the Plan may be exercised in whole or in part until the Plan has been approved by stockholders within such 12-month period, and the effectiveness of the Plan and any Awards granted hereunder are conditioned upon such stockholder approval.

SECTION 16. Term of Plan
The Plan will continue in effect until the earlier of (i) the date on which it is terminated by the Board in accordance with Section 13, and (ii) the date on which no Shares remain available for issuance under the Plan; provided, however, that no Incentive Stock Option will be granted hereunder on or after the 10th anniversary of the date the Plan is adopted, or the Plan Effective Date, whichever is earlier (or, if stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the earlier of the date that the amendment is adopted or the date that it is approved by stockholders); but provided further, that Incentive Stock Options granted prior to such 10th anniversary may extend beyond that date.

SECTION 17. General Provisions
(a)
Conditions and Representations: Notwithstanding anything contained herein to the contrary, the Company’s obligation to sell and/or deliver Shares pursuant to an Award is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities or such other laws or regulations as the Company deems necessary or advisable. As a condition to the delivery of any Shares hereunder, if at any time the Company shall determine, in its sole discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such an Award or the issuance, if any, or purchase of Shares in connection therewith, then the grant or exercise of, or issuance or purchase of Shares pursuant to, any such Award will be suspended, in whole and in part, until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate or required by any law. The certificate evidencing any Award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with securities or other laws.

All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b)
Other Compensation: Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c)
No Right To Continued Service: Neither the adoption of the Plan nor the granting of any Award nor the execution of any document in connection with the Plan will (i) confer upon any person any right to continued employment, service or engagement with the Company and its Affiliates, or (ii) interfere in any way with the right of the Company or any such Affiliate to terminate the employment of any of its employees at any time.

(d)
Withholding: No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Board regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Subject to the approval of the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(e)
Invalid Provisions: In the event that any provision of this Plan is found to be invalid or otherwise inconsistent or unenforceable under any applicable law (including, without limitation, Section 409A of the Code), such invalidity, inconsistency or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid, inconsistent or unenforceable provision was not contained herein.

(f)
Governing Law: The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Illinois, without regard to the application of the principles of conflicts of laws.

(g)
Notices: Any notice to be given to the Company pursuant to the provisions of the Plan will be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to a Participant will be delivered personally or addressed to him or her at the address given beneath his or her signature on his or her Award Agreement, or at such other address as such Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed, on the date five days after the date of the mailing (which will be by regular, registered or certified mail). Delivery of a notice by telecopy (with confirmation) will be permitted and will be considered delivery of a notice notwithstanding that it is not an original that is received.

Titan International, Inc.
2701 Spruce Street • Quincy, IL 62301
www.titan-intl.com

TITAN INTERNATIONAL, INC.
2701 SPRUCE STREET
QUINCY, IL 62301

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following.
1. Election of Directors		0	0	0
Nominees
01 Richard M. Cashin, Jr.	02 Albert J. Febbo	03 Mitchell I. Quian

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.		For	Against	Abstain
2 To ratify the selection of independent registered public accounting firm, Pricewaterhousecoopers LLP, to audit the consolidated financial statements of the company and its subsidiaries for 2011.		0	0	0
3 To approve an amendment to the Titan International, Inc. 2005 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance by 2.1 million shares and to make a technical amendment;		0	0	0
4 To approve a non-binding advisory resolution on executive compensation;		0	0	0

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
5 To recommend, by non-binding advisory vote, the frequency of holding an advisory vote on executive compensation.	0	0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

TITAN INTERNATIONAL, INC.

This proxy is solicited by the Board of Directors for the
Annual Meeting of Stockholders to be held on
Thursday, May 12, 2011 at 11:00 a.m. Eastern Time
at The Henry
300 Town Center Drive
Dearborn, Michigan 48126

The undersigned hereby constitutes and appoints Maurice M. Taylor Jr., Cheri T. Holley, and each of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in TITAN INTERNATIONAL, INC., at the Annual Meeting of Stockholders to be held on Thursday, May 12, 2011 and at any adjournments thereof and on all matters properly coming before the meeting.

This proxy will be voted as directed, or if no direction is indicated will be voted FOR Proposals 1, 2, 3, and 4 and "1 year" for proposal 5.

Please note that if you are attending the Annual Meeting, proof of Titan Common Stock ownership as of the record date must be presented, in addition to valid photo identification.

Continued and to be signed on reverse side.